Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

DELL MARKETING USA L.P.,

(“Buyer”),

ALLIN CORPORATION,

(“Parent”),

ALLIN INVESTMENT – CAL, INC.

and

ALLIN INVESTMENT – DELAWARE, INC.,

(the “Sellers”),

and

ALLIN CORPORATION OF CALIFORNIA

and

ALLIN CONSULTING OF PENNSYLVANIA, INC.,

(the “Companies”),

dated

January 8, 2009

TABLE OF CONTENTS

ARTICLE I
THE ACQUISITION

1.1	Share Purchase	1
1.2	Purchase Price	1
1.3	Closing Payments	1
1.4	Indemnification Holdback Amount	2
1.5	Closing Adjustment Amount	2
1.6	Final Adjustment Amount	2
1.7	Interest	4
1.8	Closing	4

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

2.1	Organizational Matters	4
2.2	Capital Structure	6
2.3	Authority and Due Execution	7
2.4	Non-Contravention and Consents	7
2.5	Financial Statements	8
2.6	Indebtedness	9
2.7	Compliance; Permits	9
2.8	Certain Payments	11
2.9	Litigation	11
2.10	Taxes	12
2.11	Employment Matters	14
2.12	Employee Benefit Plans	16
2.13	Intellectual Property and Related Matters	18
2.14	Title to Property and Assets	21
2.15	Brokers’ and Finders’ Fees	22
2.16	Restrictions on Business Activities	22
2.17	Environmental Matters	22
2.18	Significant Contracts	23
2.19	Insurance	24
2.20	Transactions with Related Parties	25
2.21	Books and Records	25
2.22	Absence of Changes	26
2.23	Conduct of the Business	28

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1	Owner of Shares	28
3.2	Authority and Due Execution	28

3.3	Non-Contravention and Consents	29
3.4	Certain Contracts	29
3.5	Brokers’ and Finders’ Fees	29
3.6	Litigation	30

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Owner of Shares	30
4.2	Authority and Due Execution	30
4.3	Non-Contravention and Consents	30
4.4	Certain Contracts	31
4.5	Internal Controls	31
4.6	Brokers’ and Finders’ Fees	31
4.7	Litigation	32
4.8	Solvency	32

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization and Standing	32
5.2	Authority and Due Execution	32
5.3	Non-Contravention and Consents	33
5.4	Condition of the Business	33

ARTICLE VI
COVENANTS

6.1	Release by Parent and Sellers	33
6.2	D&O Insurance	34
6.3	Names and Trademarks	34
6.4	Tax Covenants and Agreements	34
6.5	Non-Solicitation and Non-Competition	36
6.6	Employee Matters	38
6.7	Filing of Satisfaction of Judgment	39

ARTICLE VII
CLOSING DELIVERIES

7.1	Closing Deliveries of Buyer	40
7.2	Closing Deliveries of Parent, the Sellers and the Companies	40

ARTICLE VIII
INDEMNIFICATION

8.1	Indemnification	41
8.2	Defense of Third Party Claims	41
8.3	Direct Claims	43

8.4	No Contribution or Circular Indemnification	43
8.5	Procedures for Claims; Payment of Indemnification Holdback Amount	43
8.6	Minimum Loss	44
8.7	Additional Indemnification Limits	44
8.8	Tax Treatment	45
ARTICLE IX
GENERAL PROVISIONS

9.1	Survival of Representations, Warranties and Covenants	45
9.2	Further Actions	45
9.3	No Waiver Relating to Claims for Fraud	45
9.4	Amendment and Modification	46
9.5	Waiver of Compliance	46
9.6	Severability	46
9.7	Expenses and Obligations	46
9.8	Parties in Interest	46
9.9	Notices	47
9.10	Counterparts	48
9.11	Entire Agreement	48
9.12	Public Announcements	48
9.13	Governing Law; Venue; Waiver of Jury Trial	48
9.14	Assignment	49
9.15	Headings	50
9.16	Time of the Essence	50
9.17	Rules of Construction	50

EXHIBITS:

Exhibit A	—	Definitions
Exhibit B	—	Closing Date Balance Sheet
Exhibit C-1	—	Form of Standard Hosting Contract
Exhibit C-2	—	Form of Standard Consulting Contract
Exhibit D	—	Form of Section 338(h)(10) Election Notice
Exhibit E	—	Form of Non-Competition Agreement
Exhibit F	—	Key Employees
Exhibit G	—	Form of Transition Services Agreement
Exhibit H	—	Designated Employees

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of January 8, 2009, among (a) DELL MARKETING USA L.P., a Texas limited partnership (“Buyer”); (b) ALLIN CORPORATION, a Delaware corporation (“Parent”); (c) ALLIN INVESTMENT – CAL, INC., a Delaware corporation (“CA Seller”), and ALLIN INVESTMENT – DELAWARE, INC., a Delaware corporation (“PA Seller” and, together with CA Seller, the “Sellers” and each a “Seller”); and (d) ALLIN CORPORATION OF CALIFORNIA, a California corporation (“CA Company”), and ALLIN CONSULTING OF PENNSYLVANIA, INC., a Pennsylvania corporation (“PA Company” and, together with CA Company, the “Companies” and each a “Company”). Unless otherwise specified, all capitalized terms used in this Agreement will have the meanings set forth in Exhibit A.

BACKGROUND

CA Seller owns all of the issued and outstanding capital stock of CA Company and PA Seller owns all of the issued and outstanding capital stock of PA Company. In accordance with the terms and provisions of this Agreement and the other Transaction Documents, the Parties desire to consummate a series of transactions in which (a) Buyer will acquire from the Sellers all of the Shares; (b) Buyer will pay the consideration set forth herein to the Sellers for the Shares; and (c) the Parties will take certain other actions ancillary to the transactions described above. In order to provide for the consummation of the transactions contemplated above, the Parties are entering into this Agreement.

ARTICLE I

THE ACQUISITION

1.1 Share Purchase. Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, covenants and representations and warranties contained in this Agreement, the Sellers hereby sell, transfer and convey to Buyer, free and clear of all Liens, and Buyer hereby purchases and acquires from the Sellers, all of the Shares.

1.2 Purchase Price. Subject to the Indemnification Holdback Amount described in Section 1.4, the aggregate consideration for the Shares is $12,000,000 minus (a) the amounts to be paid pursuant to Section 1.3(a) and plus or minus, as applicable, (b) the Closing Adjustment Amount (such aggregate consideration, as so adjusted, the “Purchase Price”).

1.3 Closing Payments. At the Closing or as soon as practicable after the Closing, Buyer will pay or cause to be paid the following amounts by wire transfers of immediately available funds:

(a) to each holder of Indebtedness set forth on Schedule 1.3(a), to an account designated by such creditor in writing, the amount of Indebtedness specified in such creditor’s Pay-Off Letter; and

(b) to the Sellers, to the account(s) designated by the Sellers prior to Closing, an aggregate amount equal to the Purchase Price minus the Indemnification Holdback Amount.

Each Seller agrees that the applicable payments set forth in this ARTICLE I (including the payments under Sections 1.3(b) and 1.6) and Buyer’s obligations under this Agreement constitute the sole consideration to be received by the Sellers and their Affiliates for all of the Shares and all other ownership interests in the Companies, and that the Sellers and each of their Affiliates have waived or hereby unconditionally and irrevocably waives any rights or claims to receive any other consideration for the Shares and any other ownership interests in the Companies under any conflicting or contrary agreements, covenants or provisions contained in any Contract or Company Charter Documents.

1.4 Indemnification Holdback Amount. An amount equal to $1,500,000 (the “Indemnification Holdback Amount”) is hereby withheld by Buyer at the Closing and will be held by Buyer pursuant to the terms of this Agreement. Buyer is entitled to retain and subtract from the Indemnification Holdback Amount (a) the amount that Buyer is entitled to receive pursuant to Section 1.6(d)(x) and (b) the amount of any Indemnified Losses for which the Seller Parties are obligated to indemnify an Indemnified Party under ARTICLE VIII.

1.5 Closing Adjustment Amount. The Companies have delivered to Buyer an estimated balance sheet of the Companies and their consolidated Subsidiaries at and as of 11:59 p.m. (Eastern time) on the date immediately prior to the Closing Date (the “Closing Date Balance Sheet”), which is attached hereto as Exhibit B and sets forth a good faith estimate of the Net Working Capital. The Closing Date Balance Sheet was prepared by the Companies in accordance with GAAP. As used herein, the “Closing Adjustment Amount” means an amount equal to (a) the Net Working Capital as set forth on the Closing Date Balance Sheet minus (b) $1,600,000.

1.6 Final Adjustment Amount.

(a) As promptly as practicable, but in any event within 90 days after the Closing Date, Parent will prepare and deliver to Buyer a balance sheet of the Companies and their consolidated Subsidiaries at and as of 11:59 p.m. (Eastern time) on the date immediately prior to the Closing Date (the “Final Balance Sheet”), which will set forth the Net Working Capital and Long-Term Liabilities. The Final Balance Sheet will be prepared in accordance with GAAP. Buyer and its representatives, including Buyer’s independent accountants, will be entitled to review all workpapers of Parent and the Companies and their representatives, including their independent accountants, prepared in connection with the delivery of the Final Balance Sheet.

(b) Buyer will have 15 days following delivery of the Final Balance Sheet to Buyer to deliver to Parent written notice (the “Objection Notice”) of its objections to the Final Balance Sheet (such Objection Notice must contain a statement describing each item in dispute, the amount of such item as determined by Buyer (and the corresponding amount in dispute) and the basis of each objection, all in reasonable detail). If Buyer delivers the Objection Notice within such 15 day period, then Parent and Buyer will endeavor in good faith to resolve the objections for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of such 15 day period there are any objections that remain in dispute, then the remaining objections in dispute will be submitted for resolution to a “Big 4” independent accounting firm mutually acceptable to Parent and Buyer or, if none of such “Big 4” accounting firms qualifies as being independent, then to any other nationally-recognized independent accounting firm mutually acceptable to Parent and Buyer; provided, that if Parent and Buyer are unable to agree on the identity of such firm within 10 days after the expiration of the 15-day good faith negotiation period, then each of Parent and Buyer shall select a nationally-recognized independent accounting firm within 5 days after the expiration of such 10-day period and such two firms shall, within 10 days after the expiration of such 5-day period, then select a third nationally-recognized independent accounting firm to resolve the dispute (such selected firm, the “Referee”). Parent and Buyer will enter into reasonable and customary arrangements for the services to be rendered by the Referee under this Section 1.6(b). The Referee will determine any unresolved items on the Final Balance Sheet within 30 days after the objections that remain in dispute are submitted to it or such longer period as the Referee may reasonably require. If any remaining objections are submitted to the Referee for resolution, (i) each party will (A) furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party (or its independent public accountants), (B) use commercially reasonable efforts to cooperate with the Referee in resolving any disputed matters and (C) be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the Referee will not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of the Final Balance Sheet, as set forth in a written notice delivered to both parties by the Referee (the “Referee Report”), will be made in accordance with this Agreement and will be binding and conclusive on the parties and will constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the party whose aggregate claimed value of the matters submitted to the Referee for resolution is furthest from the final aggregate value for such matters determined by the Referee will pay the fees and expenses of the Referee.

(c) The Final Balance Sheet will become final, binding and conclusive upon Buyer, Parent and the Sellers for all purposes of this Agreement, upon the earliest to occur of the following:

(i) the mutual acceptance, in writing, by Buyer and Parent of the Final Balance Sheet, with such changes or adjustments thereto, if any, as may be proposed by Buyer and consented to by Parent;

(ii) the expiration of 15 days after the delivery to Buyer of the Final Balance Sheet without delivery of an Objection Notice in accordance with Section 1.6(b); and

(iii) the delivery to Buyer and Parent by the Referee of the Referee Report.

(d) As used herein, the “Final Adjustment Amount” means an amount equal to (i) the Net Working Capital as set forth on the Final Balance Sheet, minus (ii) the Net Working Capital as set forth on the Closing Date Balance Sheet and minus (iii) the Long-Term Liabilities (to the extent not satisfied at Closing pursuant to Section 1.3(a)). To the extent that the Final Adjustment Amount is a positive number, Buyer will pay the Sellers an aggregate amount equal to the Final Adjustment Amount within 10 Business Days after the final determination of the Final Balance Sheet in accordance with Section 1.6(c). To the extent that the Final Adjustment

Amount is a negative number, Parent or the Sellers will pay Buyer an amount equal to such deficiency (the “Deficiency Amount”) within 10 Business Days after the final determination of the Final Balance Sheet in accordance with Section 1.6(c); provided, however, that if Parent or the Sellers do not pay the Deficiency Amount to Buyer within such 10 Business Day period, then Buyer may elect in its sole discretion (x) to treat all or any portion of the Deficiency Amount as an Indemnified Loss, and if Buyer makes such election, then such amount will be deemed an Indemnified Loss, or (y) offset all or any portion of the Deficiency Amount against any amounts payable by Buyer (or an Affiliate of Buyer) to Parent (or an Affiliate of Parent) under the Transition Services Agreement. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any payment under this Section 1.6(d) as an adjustment to the Purchase Price payable to the Sellers for the Shares.

1.7 Interest. Any and all amounts due from Buyer, Parent or either Seller pursuant to this ARTICLE I will be payable without interest, regardless of when paid.

1.8 Closing. The Closing will take place simultaneously with the execution and delivery of this Agreement by the parties hereto on the date hereof (the “Closing Date”) at the offices of Vinson & Elkins L.L.P., The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746. The representations and warranties of each party contained in ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V, as applicable, are made at and as of the execution and delivery of this Agreement. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. (Eastern time) on the date hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANIES

The Sellers, the Companies and Parent, jointly and severally, represent and warrant to Buyer (with the understanding and acknowledgement that Buyer would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement) that:

2.1 Organizational Matters.

(a) CA Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. PA Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction set forth on Schedule 2.1(a), which jurisdictions represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where failure to be so qualified would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(b) Parent has delivered to Buyer true and complete copies of the certificate of incorporation and bylaws or other organizational documents of each Company, in each case as amended to date and currently in effect (such instruments and documents, the “Company Charter Documents”). Neither Company is in violation of any of the provisions of its Company Charter Documents.

(c) Schedule 2.1(c) sets forth a complete list naming each Person (each, a “Subsidiary” and together, the “Subsidiaries”) in which either Company or any other Subsidiary owns, holds or has any interest in or right to acquire capital stock or other equity interests or ownership interests and the jurisdiction of organization of each such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably likely to have a Material Adverse Effect. The Sellers have delivered to Buyer true and complete copies of the certificate of incorporation and bylaws or other organizational documents of each Subsidiary, in each case as amended to date and currently in effect (such instruments and documents, the “Subsidiary Charter Documents” and, together with the Company Charter Documents, the “Charter Documents”). No Subsidiary is in violation of any of the provisions of its Subsidiary Charter Documents. Schedule 2.1(c) sets forth a true and complete list of each record and beneficial owner of the capital stock or other equity interests of each Subsidiary, and the amount and type of each class or series of such capital stock or other equity interest held by each such Person. A Company owns 100% of the capital stock or other equity interests or ownership interests of each Subsidiary free and clear of all Liens. There are no outstanding securities convertible into or exchangeable or exercisable for capital stock or other equity interests or ownership interests in either Company or any Subsidiary, or options, warrants or other rights to acquire capital stock or other equity interests or ownership interests in either Company or any Subsidiary. All outstanding capital stock or other equity interests or ownership interests of the Subsidiaries have been validly issued, are fully paid and non assessable and have not been issued in violation of any preemptive rights or similar rights. There are no shares of capital stock or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Subsidiary or any of their Affiliates is a party or by which any of them are bound obligating any Subsidiary to (i) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of a Subsidiary, (ii) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (iii) issue or distribute to holders of any shares of capital stock of any Subsidiary any evidences of indebtedness or assets of any Subsidiary. No Subsidiary is under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto. For purposes of ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE VI, unless the context dictates otherwise, all references to a Company will also include and be references to each of its Subsidiaries and all references to the Companies will also include and be references to each of the Subsidiaries.

(d) Except as set forth on Schedule 2.1(d), there are no outstanding powers of attorney executed by or on behalf of either Company.

2.2 Capital Structure.

(a) (i) The authorized capital stock of CA Company consists of 1,000 shares of common stock, par value $1.00 per share (the “CA Common Stock”). The authorized capital stock of PA Company consists of 500,000 shares of common stock, par value $1.00 per share (the “PA Common Stock”).

(ii) At the date hereof, (A) there are 100 shares of CA Common Stock issued and outstanding; (B) there are 1,040 shares of PA Common Stock issued and outstanding; and (C) neither Company has any other issued or outstanding shares of capital stock or other equity interests or ownership interests. No Shares are reserved for issuance for any purpose. All of the Shares are owned and held beneficially and of record by Seller and have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights.

(iii) No shares of CA Common Stock, PA Common Stock or other capital stock or other equity interests or ownership interests of either Company are held as treasury stock or are owned by either Company.

(iv) No Person will be entitled to receive a portion of the Purchase Price, other than the Sellers.

(v) Upon Buyer’s acquisition of the Shares at Closing pursuant to the terms and conditions of this Agreement, Buyer will acquire 100% of the issued and outstanding capital stock of the Companies and all securities convertible into, exercisable for or exchangeable into capital stock of the Companies, free and clear of any Liens.

(b) There are no shares of capital stock or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which either Company or any of their Affiliates is a party or by which any of them are bound obligating either Company to (i) issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of either Company, (ii) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (iii) issue or distribute to holders of any shares of capital stock of either Company any evidences of indebtedness or assets of either Company. Neither Company is under any obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution with respect thereto. Parent has furnished to Buyer complete and accurate copies of each Parent Equity Plan, and Schedule 2.2(b) sets forth each employee, officer, director or agent of either Company entitled to a benefit under a Parent Equity Plan, together with a description of such benefit, as applicable. Neither Parent nor any of its Affiliates are party to any Contract, including any plan or arrangement, under which any officer, director, employee or agent of either Company has or may have any right to a bonus, payment or other consideration that is contingent on the transactions contemplated by this Agreement (a “Transaction Bonus”). For the avoidance of doubt, the retention incentives to be put in place at or around Closing by Buyer are not Transaction Bonuses.

(c) All Shares have been issued in compliance with all Applicable Laws.

2.3 Authority and Due Execution.

(a) Each Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by each Company, and the consummation of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of such Company and no other corporate proceedings on the part of such Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by such Company or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement and each other Transaction Document to which either Company is a party has been duly executed and delivered by each Company party thereto and constitutes the valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject as to enforceability to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

2.4 Non-Contravention and Consents.

(a) The execution and delivery by the Companies of this Agreement and each other Transaction Document does not, and the performance by the Companies of this Agreement and each other Transaction Document will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation or the loss of a benefit under, any termination or right of termination or cancellation of, or any right of purchase under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Charter Documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which a Company is a party or by which it or any of its respective properties or assets are bound, (iii) any Applicable Law or (iv) any Significant Contract.

(b) Except as set forth on Schedule 2.4(b), no Consent under any Significant Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Companies or the consummation of the transactions contemplated hereby or thereby.

(c) No Consent of any national, state, municipal, provisional, local or foreign government, any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, the European Union, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions (a “Governmental Entity”) is required to be obtained or made by a Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Companies or the consummation of the transactions contemplated hereby or thereby.

2.5 Financial Statements.

(a) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which, individually or in the aggregate, is material) the financial position of Parent as of their respective dates and the results of operations and the cash flows of Parent for the periods presented therein.

(b) Parent has delivered to Buyer the consolidating financial statements of Parent that includes the financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) of each of the Companies for each of the quarters ended March 31, June 30, September 30 and December 31, that occurred during the period from January 1, 2004 through the date hereof, and the notes thereto (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP and fairly and accurately present in all material respects the consolidated financial position, results of operations and cash flows of the Companies as of the dates, and for the periods, indicated therein. Each Company maintains a standard system of accounting established and administered in accordance with GAAP including complete books and records in written or electronic form.

(c) Except as disclosed or provided for in the Financial Statements (including the notes thereto), neither Company has any liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise and whether or not required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business that are not required under GAAP to be reflected in the Financial Statements, which liabilities and adjustments referred to in (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Companies, and other than liabilities under this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. Neither Company has (x) any Long-Term Liabilities or (y) any intercompany receivables, payables, loans, guarantees, liabilities or any other balances with Parent or any of its Affiliates.

(d) All of the accounts receivable of the Companies are bona fide, arose in the ordinary course of business and are carried on the records of the Companies at values determined in accordance with GAAP. Except for statutory Liens for Taxes not yet past due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements, and subject solely to the payment by Buyer of the amounts contemplated by Section 1.3(a), no Person has any Lien on any of such accounts receivable, and, except as set forth on Schedule 2.5(d), no request or agreement for a material deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements.

2.6 Indebtedness. Each Company has been released in full from each Parent Credit Facility, is no longer a party thereto or bound thereby and has no obligation, liability or cost with respect thereto. Subject solely to the payment by Buyer of the amounts contemplated by Section 1.3(a), no property or asset of any type of either Company and none of the Shares are subject to any Lien of any nature pursuant to any provision of any Parent Credit Facility. Neither Company has any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with GAAP) that is not fully set forth on Schedule 2.6. Schedule 2.6 sets forth each item of Indebtedness identifying the creditor, including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the Business Day immediately prior to the date hereof. With respect to each item of Indebtedness, neither Company is in default, no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by either Company under any item of Indebtedness. None of Parent, the Sellers and the Companies has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as set forth on Schedule 2.6, the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which either Company is a party will not cause a default, a breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. Neither Company is a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person. Parent, the Sellers and the Companies have obtained and delivered to Buyer from each Person set forth on Schedule 1.3(a) a pay-off letter (each a “Pay-Off Letter”) setting forth (a) the amounts required to pay off in full at the Closing the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties), (b) upon payment of such amounts, (i) a complete release of the Companies and Buyer from any and all liabilities and obligations arising out of the Indebtedness owing to such creditor, (ii) a complete release and termination of all of such creditor’s Liens and security interests held on any of either Company’s assets or properties, (iii) the authorization of the applicable Company and Buyer to terminate and release all Liens and security interests and to file all applicable Uniform Commercial Code termination statements related to such Indebtedness and (iv) that all agreements and instruments documenting a Company’s or Buyer’s liabilities and obligations arising out of the Indebtedness owing to such creditor are automatically terminated without any further action by such creditor, such Company or Buyer.

2.7 Compliance; Permits.

(a) Neither Company has failed to comply with or is in conflict with, or in default or in violation of, any Applicable Law in any material respect. No investigation or review by any Governmental Entity is pending, or to the Knowledge of Parent, has been threatened, against either Company. There is no agreement, commitment, judgment, injunction, order or decree with or by a Governmental Entity binding upon either Company.

(b) Each Company holds, to the extent required by Applicable Law, all material franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all declarations and filings with, all Governmental Entities (“Permits”) for the conduct or operation of the Business, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of Parent, threatened, each such Permit is valid and in full force and effect, and the applicable Company is in compliance in all material respects with the terms of such Permits. Schedule 2.7(b) sets forth a complete list of all Permits held by the Companies.

(c) Neither Company has, within the last five years, violated any applicable U.S. Export and Import Laws, nor made a voluntary disclosure with respect to any violation of such laws. Each Company has been and is in compliance with all applicable Foreign Export and Import Laws. To the extent applicable, each Company has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of such Company’s business. Each Company has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by such Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the United States maintains economic sanctions or an arms embargo unless authorized by license or by law.

(d) There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of Parent, threatened against either Company or any officer or director of either Company (in their capacity as an officer or director of either Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

(e) Each Company complies with all applicable: (i) Privacy Laws; (ii) Company privacy and data security policy, procedure, statement or notice; (iii) decrees or orders by any Governmental Entity relating to Privacy Laws or Personally Identifiable Information; and (iv) Contracts entered into by either Company regarding compliance with Privacy Laws or relating to Personally Identifiable Information.

(f) There is no Legal Proceeding by or against either Company pending or, to the Knowledge of Parent, threatened involving any Privacy Law or either Company’s Processing of Personally Identifiable Information.

(g) Neither Company is subject to any decree or order by any Governmental Entity or equivalent mandate naming or specifically directed to such Company relating to Privacy Laws or either Company’s Processing of Personally Identifiable Information.

(h) Neither Company has experienced an Information Security Incident in the past five years and, to the Knowledge of Parent, with respect to Personally Identifiable Information Processed by either Company, no service provider that Processes Personally Identifiable Information on behalf of either Company, has experienced an Information Security Incident in the past five years.

(i) The Companies have established controls designed to ensure the confidentiality of Personally Identifiable Information and designed to ensure that Personally Identifiable Information is not Processed or disclosed in violation of any applicable Privacy Law or Contract. The Companies have developed and implemented and maintain appropriate security procedures and practices to protect against Information Security Incidents. To the extent required by Applicable Law or Contract, the Companies have developed and implemented and maintain a comprehensive written information security program that includes appropriate administrative, technical and physical safeguards and other security measures designed to (i) ensure the security and confidentiality of Personally Identifiable Information, (ii) protect against any anticipated threats or hazards to the security and integrity of Personally Identifiable Information and (iii) protect against any Information Security Incident and unauthorized access to, acquisition of, or use of the data processing equipment used to Process Personally Identifiable Information. Each Company is a Level 4 Merchant and is in compliance with the Payment Card Industry Data Security Standard v.1.2 to the extent applicable to a Level 4 Merchant. The security measures adopted by each Company are appropriate in light of the level of harm that the Company reasonably believes might be suffered as a result of an Information Security Incident or other data incident (including unauthorized or unlawful Processing or accidental loss, destruction, alteration or damage of Personally Identifiable Information).

2.8 Certain Payments. Within the last three years, the Companies have not and, to the Knowledge of Parent, no current or former director, executive, officer, representative, agent or employee of either Company (when acting in such capacity or otherwise on behalf of such Company) has (a) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 of the United States (the “FCPA”); (d) established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; or (e) made any bribe, rebate, payoff, influence payment, kickback or other similar or unlawful payment of any nature using corporate funds or otherwise on behalf of such Company. Each Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.9 Litigation. Except as set forth on Schedule 2.9, there is no claim, action, suit or proceeding, or governmental inquiry or investigation (each, a “Legal Proceeding”), pending, or to the Knowledge of Parent, threatened, against or relating to either Company or its business or assets, nor to the Knowledge of Parent is there any basis for any such Legal Proceeding. Except as set forth on Schedule 2.9, neither Company has been a party to any Legal Proceeding during the past five years, nor has Parent or any of its Affiliates (other than the Companies) been a party to any Legal Proceeding during the past five years relating to either Company or its business or assets, other than (a) any Legal Proceeding in which the amount in controversy was less than $2,000 (and no relief that was injunctive, equitable or non-monetary in nature was being sought) individually and, together with all other such Legal Proceedings, less than $10,000 in the aggregate and (b) any collection action against a customer of Parent or any of its Affiliates related to the Business for an amount less than $7,500 individually unless (i) when taken together with all other such collection actions within the last two years against such customer, the aggregate amount of all such collection actions exceeds $7,500 or (ii) when taken together with all other collection actions within the last two years against any customers (other than collection actions connected with Legal Proceedings otherwise disclosed on Schedule 2.9), the aggregate amount of all such collection actions exceeds $10,000. There is no injunction, judgment, decree or order against (a) either Company or (b) Parent or any of its Affiliates (other than the Companies) relating to either Company or its business or assets. Schedule 2.9 sets forth a list of all litigation that either Company has pending or threatened against other parties.

2.10 Taxes.

(a) (i) Except as set forth on Schedule 2.10(a), all Tax Returns that were required to be filed by or with respect to each Company have been duly and timely filed; (ii) all items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete; (iii) all Taxes owed by the Companies or for which either Company may be liable that are or have become due have been timely paid in full; (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Companies have been satisfied in full in all respects; (vi) there are no Liens on any of the assets of either Company that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) neither Company is liable for any Tax as a transferee or successor.

(b) There is no claim against either Company for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of Parent, threatened with respect to any Tax Return of or with respect to either Company, other than those sets forth (and as to which true and complete copies of all audit or similar reports have been provided or made available to Buyer) on Schedule 2.10(b). No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the Knowledge of Parent, threatened with respect to either Company, other than those set forth (and as to which true and complete copies of all correspondence to or from the relevant Governmental Entity pertaining thereto have been provided or made available to Buyer) on Schedule 2.10(b). No claim has ever been made by an authority in a jurisdiction where either Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c) Except as set forth Schedule 2.10(c), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to either Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to either Company.

(d) Neither Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangement.

(e) Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(f) Neither Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise other than the members of the federal income Tax Consolidated Group of which Parent is the common parent. Other than the federal income Tax Consolidated Group of which Parent is the common parent, neither Company is or has ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes. Each Company is a member of an “affiliated group” (as defined in Section 1504 of the Code) of which Parent is the common parent and which has in effect a valid election to file consolidated federal income Tax Returns.

(g) The aggregate net operating losses of the Consolidated Group of which Parent is the common parent that are apportioned to each of the Companies under Treasury Regulation Section 1.1502-21 and that will be carried forward from the Tax period ending on the Closing Date to Buyer’s federal income tax consolidated group for the Tax period that includes the Closing Date (assuming no Section 338(h)(10) Election is made with respect to such Company) will be no less than the amounts set forth on Schedule 2.10(g), no portion of any such net operating loss carryforward will expire within the next ten years, and no such net operating loss carryforward is subject to any limitation under Section 382 of the Code (other than by reason of the transactions contemplated by this Agreement).

(h) Neither Company has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. Each Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(i) There is no material property or obligation of either Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

(j) Neither Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment, fixed place of business, or otherwise. All payments by, to or between either Company comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and Seller has made available to Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to each Company during the past five years.

(k) Neither Company has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) or 404 of the Code.

(l) The provision for Taxes set forth on the balance sheets included in the Financial Statements are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof. The Companies have not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business or (iii) inconsistent with past custom or practice.

(m) Neither Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n) Neither Company is, or has been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(o) For purposes of this Section 2.10, references to a Company shall be deemed to include any predecessor of such Company or any Subsidiary or any Person from which such Company or any Subsidiary incurs a liability for Taxes by contract or law.

2.11 Employment Matters.

(a) To the Knowledge of Parent, no executive, key employee, group of employees, managing director, practice director or manager of either Company has any plan or intention to terminate employment with such Company.

(b) No third party has claimed in writing to Parent, either Seller or either Company or, to the Knowledge of Parent, has reason to claim that any employee or other Person affiliated with either Company (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such third party; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such third party; or (iii) has interfered in the employment relationship between such third party and any of its present or former employees. To the Knowledge of Parent, no Person employed by or affiliated with either Company has employed or proposed to employ any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any third party in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of either Company.

(c) None of the employees of either Company is represented by a labor union, and neither Company is subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against either Company pending or, to the Knowledge of Parent, threatened. Neither Company has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of either Company. There is no question concerning representation as to any labor union or other collective bargaining representative with respect to any employees of either Company, and, to the Knowledge of Parent, no labor union or other collective bargaining representative claims to or is seeking to represent any employees of either Company. To the Knowledge of Parent, no union organizational campaign or representation petition is currently pending with respect to any employees of either Company.

(d) Neither Company, nor to the Knowledge of Parent, any employee or representative of either Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Companies, and there is no action, suit, claim, charge or complaint against either Company pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of either Company, including charges of unfair labor practices or discrimination complaints. Each Company has taken affirmative steps to ensure compliance with, and is in compliance in all material respects with, all Applicable Laws relating to employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages and overtime, leaves of absence, immigration, employee benefits and affirmative action. To the Knowledge of Parent, all employees of each Company are lawfully authorized to work in the jurisdiction in which they are employed according to applicable immigration laws.

(e) Neither Company has had any plant closings, mass layoffs or other terminations of employees of either Company which would create any obligations upon or liabilities for either Company under the Worker Adjustment and Retraining Notification Act or similar laws. Each Company is not a party to any agreements or arrangements or subject to any requirement that in any manner restricts such Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of such Company, subject to Applicable Law.

(f) Schedule 2.11(f) sets forth a complete and accurate list of the names of all individuals who are employees of the Companies as of the date of this Agreement specifying:

(i) With respect to the hourly employees, the title, the rate of hourly pay and whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation;

(ii) With respect to salaried employees, the title, the rate of salary and commission or bonus structure for each such employee; and

(iii) With respect to each employee listed, the date of hire and a list of all agreements affecting such Person’s employment, including a description of the material compensation arrangement, and whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation.

(g) Except as set forth on Schedule 2.11(g), the employees listed on Schedule 2.11(f) represent all of the employees of Parent or any of their Affiliates involved in the conduct or operation of the Business.

2.12 Employee Benefit Plans.

(a) Schedule 2.12(a) sets forth a list of each Employee Benefit Plan that either Company or any ERISA Affiliate maintains or to which either Company or any ERISA Affiliate contributes or is a participating employer and in which any employee of a Company, former employee of a Company, service provider to a Company or former service provider to a Company participates or is owed benefits under (collectively, the “Company Benefit Plans”). With respect to each Company Benefit Plan, Parent has delivered to Buyer true and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements associated with such Company Benefit Plan.

(b) With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and to the Knowledge of Parent, there exists no condition or set of circumstances, in connection with which either Company or any ERISA Affiliate would be subject to any liability under ERISA, the Code, or any other Applicable Law.

(c) Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other Applicable Laws. Each Company Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.

(d) All required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with Applicable Law with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Company Benefit Plan that is a group health plan.

(e) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid to each Company Benefit Plan (or related trust or held in the general assets of a Company and accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan (or related trust) or accrued in accordance with GAAP. Except as set forth on Schedule 2.12(e), all premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Company Benefit Plan that is an Employee Welfare Benefit Plan.

(f) Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and no such determination letter or advisory letter has been revoked nor has revocation been threatened.

(g) No Employee Benefit Plan maintained or contributed to during the six year period preceding the Closing Date by either Company or any ERISA Affiliate is subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.

(h) Neither Company maintains or contributes to, and neither Company has ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by a Company.

(i) No Company or ERISA Affiliate, nor to the Knowledge of Parent, any employee or representative of either Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan. No Company or ERISA Affiliate has entered into any Contract with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

(j) To the Knowledge of Parent, there are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute. There is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or other Governmental Entity.

(k) With respect to each Company Benefit Plan that either Company or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes or has ever contributed:

(i) There have been no Prohibited Transactions with respect to any such Company Benefit Plan that would subject either Company to a tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.

(ii) Neither Company (by way of indemnification, directly or otherwise) and, to the Knowledge of Parent, no Fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(iii) No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Parent, threatened, and to the Knowledge of Parent, there is no basis for any such action, suit, proceeding, hearing or investigation.

(l) Neither the execution and delivery of this Agreement or any other Transaction Document to which either Company is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director or employee of either Company; (ii) materially increase any benefits otherwise payable by either Company; or (iii) result in the acceleration of the time of payment or vesting of any such benefits, in each case, whether or not some other subsequent action or event would be required to cause such payment, acceleration or other provision to be triggered.

(m) No Company Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of a Company, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(n) Neither Company nor any ERISA Affiliate contributes to, or has any obligation to contribute to, or has any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any (i) Employee Benefit Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA or (ii) any Multiemployer Plan.

(o) No asset of either Company is subject to any Lien under ERISA or the Code.

(p) Neither Company nor any ERISA Affiliate employs any employee in, or sponsors, maintains or contributes to any Employee Benefit Plans subject to the jurisdiction of, a country other than the United States.

2.13 Intellectual Property and Related Matters.

(a) Schedule 2.13(a) sets forth a list of all of the registered Trademarks, Copyrights, issued Patents, domain names, all material unregistered Copyrights, material unregistered Trademarks, all applications for any of the foregoing owned by the Companies, and any proceeding or actions before any Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) in which any of either Company’s Intellectual Property is involved (collectively, the “Registered Intellectual Property”).

(b) Except as set forth on Schedule 2.13(b), each Company (i) exclusively owns all of its Registered Intellectual Property, free and clear of all (A) Liens (other than Permitted Encumbrances), (B) exclusive licenses granted to third parties, (C) non-exclusive licenses not granted in the ordinary course of business and (D) other encumbrances (collectively, “IP Restrictions”), and (ii) owns or has the right or license to use, free and clear of all IP Restrictions, all of the Intellectual Property used in, necessary for or which would be infringed by, the conduct or operation of its Business (collectively, “Company Intellectual Property”). To the Knowledge

of Parent, the Registered Intellectual Property and the Company Intellectual Property that is owned, purportedly owned or exclusively licensed to the Companies (collectively, the “Company Owned Intellectual Property”) is valid and enforceable. None of the Company Owned Intellectual Property has lapsed or entered the public domain. No third party owns or has any rights to the Company Owned Intellectual Property. Except as set forth on Schedule 2.13(b), the consummation of the transactions contemplated by this Agreement will not (i) affect the ownership or use of the Company Intellectual Property or the license to use the Intellectual Property licensed to either Company, or (ii) restrict the use of any Registered Intellectual Property in any geographic area during any period of time or in any segment of any market.

(c) Except as set forth on Schedule 2.13(c), (i) there are no pending Legal Proceedings alleging that either Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property; (ii) neither Company has received any claim from any Person alleging that such Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person; (iii) to the Knowledge of Parent, no third party has orally threatened Legal Proceedings alleging that either Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Company Intellectual Property; and (iv) to the Knowledge of Parent, neither Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person.

(d) Except as set forth on Schedule 2.13(d), to the Knowledge of Parent, no Person is engaging in any activity that infringes upon, dilutes, or otherwise violates the Company Intellectual Property or misappropriates the Trade Secrets of either Company.

(e) Each Company takes reasonable actions to protect, preserve and maintain the confidentiality of Trade Secrets (including source code) owned by or licensed to such Company. Each item of the Registered Intellectual Property is currently in compliance with all Applicable Law and is valid and subsisting (or in the case of applications, applied for) and all necessary registration, maintenance and renewal fees currently due in connection with the Registered Intellectual Property have been made except where the failure to file will not cause Material Adverse Effect. Except for the employees set forth on Schedule 2.13(e) (which employees are not involved in conception, development, authoring, creation, or reduction to practice of any Intellectual Property, Software or future products of such Company other than in connection with “work for hire” work product developed under a letter of engagement for a customer of a Company), all employees, contractors and agents of each Company involved in the conception, development, authoring, creation, or reduction to practice of any Intellectual Property, Software or future products of such Company have executed valid intellectual property assignment and confidentiality agreements for the benefit of such Company, and Seller has provided or made available copies of such agreements to Buyer. Each Trademark set forth on Schedule 2.13(e) is in full force and effect, has not been canceled, expired, abandoned, or made the subject of any opposition, cancellation, reissue, reexamination, interference, or equivalent proceeding, and is valid and enforceable. Each material unregistered Trademark owned or used by either Company is set forth on Schedule 2.13(e), has not been abandoned and is valid and enforceable.

(f) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Owned Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Owned Intellectual Property.

(g) Each Company owns, leases or licenses all Computer Systems that are necessary for the operations of its business. In the past 12 months, there has been no failure or other material substandard performance of any Computer Systems which has caused any material disruption to the business of either Company. Each Company has taken commercially reasonable steps to provide for the back up and recovery of data and information and have commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Each Company has taken reasonable actions to protect the integrity and security of its Computer Systems and the software information stored thereon from unauthorized use, access, or modification by third parties. To the Knowledge of Parent, the Computer Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware, or data, or to perform any other similar type of unauthorized activities.

(h) Schedule 2.13(h) sets forth a list of all material Software developed by or for each Company. The Software developed by or for each Company does not contain, and is not distributed with, any software or other material that is distributed under licensing or distribution terms which may require disclosure or licensing of source code of any modifications, changes or combinations (e.g. the GNU General Public License and the GNU Lesser Public License) (“Open Source Materials”). Neither Company has used Open Source Materials in such a way that creates, or purports to create, obligations for such Company with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any third party, any rights or immunities related to any Company Owned Intellectual Property. Each Company has fully complied with all terms and conditions applicable to any Open Source Materials.

(i) Schedule 2.13(i) sets forth a complete and accurate list of each Person that has a copy of each Company’s source code, including the source code for the Software set forth on Schedule 2.13(i); all of such Persons have executed valid confidentiality agreements with respect to such source code, none of which confidentiality agreements, to the Knowledge of Parent, has been breached.

(j) No current or former stockholder, partner, director, officer, or employee of either Company will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, have the right to receive any royalty or other payment with respect to, any of the Intellectual Property used or owned by either Company.

(k) Schedule 2.13(k) sets forth a list of each Contract involving a license, non-assertion, royalty, or consent or other similar agreement regarding Company Intellectual Property and material Trade Secrets, including agreements involving software.

(l) Except as set forth on Schedule 2.13(l), no third party that has licensed Intellectual Property to either Company has ownership rights or license rights to improvements or derivative works made by such Company in such Intellectual Property that has been licensed to such Company.

(m) There are no Contracts between a Company and any other Person with respect to Company Intellectual Property or any other Intellectual Property used in or necessary to the conduct of the business of the Companies as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by a Company thereunder.

2.14 Title to Property and Assets.

(a) Each Company has good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Financial Statements. Such Personal Property constitutes all Personal Property necessary to conduct the business of the Companies as it is presently conducted and operated, including the Business. None of such Personal Property is owned by any other Person, including Parent or any of its Affiliates (other than the Companies), without a valid and enforceable perpetual right of the applicable Company to use and possess such Personal Property. Except as set forth on Schedule 2.14(a), no properties or assets of any type of either Company is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances. Except as set forth on Schedule 2.14(a), the Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted); (ii) is available for immediate use in the business and operation of the Companies’ business as currently conducted; and (iii) permits each Company to operate in accordance with Applicable Laws in all material respects.

(b) The Companies have sole and exclusive ownership, free and clear of any Liens, or the valid right to use, unrestricted by Contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Companies. No Person other than the Companies possesses any licenses, claims or rights with respect to the use of any such customer information owned by the Companies.

(c) Each Company does not own any real property, nor has such Company ever owned any real property. Each Company has valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by such Company (collectively, including the improvements thereon, the “Company Leased Real Property”) free and clear of all Liens, except Permitted Encumbrances. As of the date of this Agreement, there does not exist any pending or, to the Knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of the Company Leased Real Property.

(d) Except as set forth on Schedule 2.14(d), since September 30, 2008, the Companies have not sold, leased, disposed of or transferred or moved to another location (whether by merger, consolidation, or the sale of an equity interest or assets) any tangible asset having a replacement value of $2,000 or more individually or in the aggregate with any other tangible assets sold, leased, disposed of or transferred or moved to another location (whether by merger, consolidation or the sale of an equity interest or assets).

(e) Except as set forth on Schedule 2.14(e)(i), the assets and properties of the Companies (including the Company Intellectual Property and the Companies’ Personal Property and Contracts) (i) together with the rights and services to be provided by Seller or an Affiliate of Seller to Buyer or the Companies under the Transition Services Agreement, constitute all the properties, assets and rights used in, held for use in, material to or necessary for the conduct and operation of the Business, and (ii) include the assets set forth on Schedule 2.14(e)(ii).

2.15 Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.15, neither Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which either Company, Parent or either Seller is a party or any transaction contemplated hereby or thereby.

2.16 Restrictions on Business Activities. Other than as set forth on Schedule 2.16, neither Company, Parent or any of their respective Affiliates is a party to or bound by any Contract under which a Company is, or Buyer or any of its Affiliates after the Closing will be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

2.17 Environmental Matters.

(a) Each Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of Parent, threatened) by any Person against either Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. Each Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all Permits that are required under any Environmental Law and has at all times complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.

(b) To the Knowledge of Parent, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of either Company that could reasonably be expected to give rise to any investigative, remedial or other obligation under any Environmental Law or that could reasonably be expected to result in any kind of liability to any third party claiming damage to Person or property as a result of such physical condition.

(c) All properties and equipment used in the business of the Companies are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by a Company for office or janitorial purposes in compliance with Environmental Law.

(d) Parent has provided to Buyer true and complete copies of all internal and external environmental audits and studies in its possession or control relating to either Company and its operations and all correspondence on substantial environmental matters relating to either Company and its operations.

2.18 Significant Contracts.

(a) Schedule 2.18(a) sets forth a true and complete list, as of the date of this Agreement, of: (i) each agreement to which a Company is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by such Company on the date of this Agreement; (ii) any Contract that requires or contemplates future expenditures by a Company of $50,000 or more, that requires payments to a Company of $50,000 (except where such Company has no continuing obligations to perform services) or more or that might result in payments to a Company of $50,000 or more pursuant to active statements of work; (iii) any Contract that (A) requires or contemplates future expenditures by a Company of $10,000 or more individually or $50,000 or more in the aggregate with any other such Contract, (B) requires payments to a Company of $10,000 or more individually or $50,000 or more in the aggregate (in each case except where such Company has no continuing obligations to perform services) with any other such Contract or (C) might result in payments to a Company pursuant to active statements of work of $10,000 or more individually or $50,000 or more in the aggregate with any other such Contract (other than Contracts that are on one of the Companies’ standard form agreements substantially in the forms attached as Exhibit C-1 or Exhibit C-2), in each case that is not terminable without penalty on notice of 90 days or less; (iv) each lease, lease guaranty, sublease or other Contract for the leasing, use or occupancy of the Company Leased Real Property (each, a “Company Real Property Lease”) and each Contract or other right pursuant to which a Company uses or possesses any material Personal Property (other than Personal Property owned by a Company); (v) any Contract with or otherwise for the benefit of any securityholder, director, officer or employee of a Company, or any member of his or her immediate family or, to the Knowledge of Parent, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person; (vi) any Contract containing any covenant (A) limiting the right of a Company to engage in any line of business, make use of any Intellectual Property or compete with any Person in any line of business; (B) granting any exclusive distribution or supply rights; or (C) otherwise having an adverse effect on the right of a Company to sell, license, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies; (vii) any Contract between a Company and any current or former employee, consultant or director of a Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which a Company is a party (whether alone or upon the occurrence of any additional or subsequent events); (viii) any material Contract that requires a consent to a change of control, merger or an assignment by operation of law, either before or after the Closing Date; or (ix) any other Contract, or group of related Contracts with a single entity and its Affiliates, the termination or breach of which would have, or would be reasonably likely to have, a Material Adverse Effect (collectively, the “Significant Contracts”).

(b) All Significant Contracts are in full force and effect. Other than as set forth on Schedule 2.18(b), all Significant Contracts are valid and enforceable, neither Company nor, to the Knowledge of Parent, any other party thereto is in default under any Significant Contract, and no circumstance exists that, with notice, the passage of time or both, could constitute a default under any Significant Contract by a Company or, to the Knowledge of Parent, by any other party thereto. Except as set forth on Schedule 2.18(b), neither Company has received any written, or to the Knowledge of Parent, any other notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Significant Contract that has not been fully remedied and withdrawn. Seller has provided or made available to Buyer with true and complete copies of all Significant Contracts including all amendments, terminations and modifications thereof.

(c) Schedule 2.18(c) sets forth a list of all Contracts to which Parent or any of its Affiliates (other than the Companies) is a party but to which a Company is not a party pursuant to which either Company receives property, services, rights or other benefits with a value of $2,000 or more annually on an individual Contract basis or with a value of $10,000 or more annually together with all other such Contracts. Schedule 2.18(c) also sets forth a list of all Contracts to which Parent or any of its Affiliates (other than the Companies) and either Company is a Party and indicates whether each such Contract is used in the conduct or operation of the Business.

(d) Schedule 2.18(d) sets forth the amount paid by each Company during the 12-month period ended on the date hereof to each Major Supplier. Schedule 2.18(d) also sets forth the amount of collections and billings of each Company during the 12-month period ended on the date hereof from each Major Customer. Neither Company is engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of Parent, no Major Supplier or Major Customer intends to terminate, limit or reduce its business relations with either Company. Neither Company has reason to believe that the consummation of the transactions contemplated by this Agreement and the other Transaction Documents are reasonably likely to have an adverse effect on the business relationship of either Company with any Major Supplier or Major Customer.

2.19 Insurance.

(a) Except as set forth on Schedule 2.19(a), each Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period.

(b) Schedule 2.19(b) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability/errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which a Company has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past five years: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); (v) a description of any retroactive premium adjustments or other loss sharing arrangements; (vi) a list of all premiums paid or returned, by policy and by year; and (vii) a list of all losses and/or claims paid, either by the insurers or by a Company under a self-insurance arrangement, including any recoveries and/or subrogation recoveries, as well as all pending claims and/or losses. Parent has delivered or made available to Buyer (x) a copy of each such policy; (y) a copy of each submission; and (z) a copy of each broker or consultant Contract and a description of the fees and/or commissions. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following consummation of the transactions contemplated by this Agreement and any other Transaction Document. Neither Company, nor to the Knowledge of Parent, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of Parent, no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under any such insurance policy. To the Knowledge of Parent, no party to any such insurance policy has repudiated any provision thereof.

(c) Schedule 2.19(c) sets forth a description of any self insurance arrangements affecting either Company.

2.20 Transactions with Related Parties. Except as set forth on Schedule 2.20 and for payment of compensation for employment to employees consistent with past practices and participation in Company Benefit Plans by employees, neither Company has purchased, acquired, licensed, leased any property or services from, or used any property or services of, or sold, transferred, licensed or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any Affiliate of Parent, or any officer, director or employee of either Company or Parent or any of its Affiliates (a) since January 1, 2008, (b) in which the amount involved exceeds $60,000 on an annual basis between January 1, 2004 and December 31, 2007, or (c) pursuant to an arrangement or agreement that is currently in effect regardless of when it was entered into by the parties thereto. To the Knowledge of Parent, other than as set forth on Schedule 2.20, none of such Persons has any direct or indirect ownership interest in (a) any Person with which a Company is Affiliated or with which a Company has a business relationship or (b) any Person that competes with a Company. Except as set forth on Schedule 2.20, to the Knowledge of Parent, no officer, director or stockholder of Parent or any of its Affiliates, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with a Company or its Affiliates.

2.21 Books and Records. The minute books of each Company contain, in all material respects, complete and accurate records of all meetings and other corporate actions of the stockholders and board of directors (including committees thereof) of such Company. The stock ledger of each Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of such Company. True and complete copies of the minute books and the stock ledger of each Company have been made available to Buyer and will be delivered to Buyer at the Closing.

2.22 Absence of Changes.

(a) Since December 31, 2007, no Material Adverse Effect has occurred with respect to either Company.

(b) Except as set forth on Schedule 2.22, from such date, (x) each Company has conducted its Business only in the ordinary course of business consistent with past practices, and (y) neither Company has:

(i) failed to use commercially reasonable efforts to preserve intact such Company’s present business organization and to keep available the services of its officers, managerial personnel and key employees and independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;

(ii) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;

(iii) amended, terminated or failed to use commercially reasonable efforts to renew any Significant Contract, or received any notice or other notification that any other Person has or intends to take any such actions;

(iv) entered into any Contract (i) that is a Significant Contract or (ii) outside the ordinary course of business;

(v) accelerated, terminated, modified or canceled, or received notice of such from any other Person, any Significant Contract (or series of related Significant Contracts) to which such Company is a party or by which such Company or its assets are bound;

(vi) transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property, other than in the ordinary course of business consistent with past practice;

(vii) adopted, terminated or amended any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions) or increased in any manner the compensation or benefits of any officer, director or employee or other personnel (whether employees or independent contractors);

(viii) made any oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;

(ix) terminated any employee other than in the ordinary course of business consistent with past practice;

(x) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold, leased or disposed of (whether by merger, consolidation, or the sale of an equity interest or assets) any assets except for fair consideration in the ordinary course of business consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $50,000;

(xi) mortgaged, pledged, or subjected to any Lien any of its assets or properties;

(xii) made any loans, advances or capital contributions to, or investment in, any other Person, other than advances of travel or other similar routine business expenses to employees in the ordinary course of business;

(xiii) entered into any joint ventures, strategic partnerships or alliances;

(xiv) except as required by GAAP or Applicable Law, changed any of the accounting principles or practices used by it;

(xv) changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;

(xvi) declared, paid or set aside assets for any dividend or otherwise or declared or made any other distribution with respect to its capital stock, or purchased, redeemed or acquired any shares of capital stock or other securities of the Company;

(xvii) incurred any Indebtedness not in the ordinary of course of business consistent with past practice;

(xviii) failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;

(xix) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than immaterial claims, liabilities or obligations arising in the ordinary course of business, or cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business;

(xx) incurred or committed to incur any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice, and in no event in excess of $25,000;

(xxi) initiated, compromised or settled any material litigation or arbitration proceeding;

(xxii) claimed any Tax refund, made or changed any Tax election or method of accounting, filed an amended Tax Return or settled or compromised any Tax liability; or

(xxiii) authorized, approved, agreed to or made any commitment, orally or in writing, to take any actions prohibited by this Agreement.

(c) Since December 31, 2007, neither Parent nor any of its Affiliates (other than the Companies, whose conduct is addressed in Section 2.22(b)) have taken any action described in Section 2.22(b)(i) through (xxiii) with respect to or related to the conduct or operation of the Business.

2.23 Conduct of the Business. Parent and its Affiliates conduct and operate the Business only through the Companies and not through any other Person or any division or other direct or indirect Subsidiary or Affiliate of Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers and Parent, jointly and severally, represent and warrant to Buyer as follows (with the understanding and acknowledgement that Buyer would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):

3.1 Owner of Shares. As of the date of this Agreement, (a) CA Seller is the sole holder of record and owns beneficially all outstanding shares of capital stock and other equity interests of CA Company and (b) PA Seller is the sole holder of record and owns beneficially all outstanding shares of capital stock and other equity interests of PA Company, in each case as set forth in Section 2.2(a)(ii), in each case free and clear of any Liens, including any Liens pursuant to any Parent Credit Facility, subject solely to the payment by Buyer of the amounts contemplated by Section 1.3(a). Neither Seller has the right to acquire any capital stock or other ownership interest in either Company, other than the outstanding Shares as set forth on Section 2.2(a)(ii).

3.2 Authority and Due Execution.

(a) Each Seller has all necessary power, authority, right and full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform the obligations of such Seller hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Sellers are a party and the consummation by the Sellers of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of each Seller and no other corporate proceedings on the part of either Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by a Seller or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement and such Transaction Documents and the consummation by each Seller of the transactions contemplated hereby or thereby have been duly and validly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against it in accordance with their respective terms, subject, as to enforceability, to the Enforceability Exceptions.

3.3 Non-Contravention and Consents.

(a) The execution and delivery of this Agreement and each other Transaction Document by each Seller does not, and the performance of this Agreement and each other Transaction Document by such Seller will not, (i) conflict with or violate any organizational documents or bylaws of such Seller; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of such Seller or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any obligation to which either Seller is a party or by which either Seller may be bound.

(b) Except as set forth on Schedule 2.4(b), no Consent under any Significant Contract is required to be obtained by either Seller or any of their Affiliates in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Sellers or the consummation of the transactions contemplated hereby or thereby by the Sellers.

(c) No Consent of any Governmental Entity is required to be obtained or made by either Seller or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Sellers or the consummation of the transactions contemplated hereby or thereby by the Sellers.

3.4 Certain Contracts. Except as set forth on Schedule 3.4, neither Seller, nor any of their Affiliates, is indebted to either Company, nor is a Company indebted (or committed to make loans or advances or extend or guarantee credit) to any of them. Neither Seller, nor any of their Affiliates, has any direct or indirect ownership interest in (a) any Person with which a Company is Affiliated or with which a Company has a business relationship or (b) any Person that competes with either Company. Except as set forth on Schedule 3.4, neither Seller, nor any of their Affiliates, is, directly or indirectly, a party to or interested in any Contract with a Company or its Affiliates or any Contract in any manner relating to or in any way affecting a Seller’s interests in the Companies.

3.5 Brokers’ and Finders’ Fees. Neither Seller has incurred, nor will either Seller incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which a Seller is a party or any transaction contemplated hereby or thereby.

3.6 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against a Seller relating to the transactions contemplated by this Agreement or any of the other Transaction Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Buyer as follows (with the understanding and acknowledgement that Buyer would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):

4.1 Owner of Shares. As of the date of this Agreement, Parent is the sole holder of record and owns beneficially all outstanding shares of capital stock and other equity interests of the Sellers. Parent does not have the right to acquire any capital stock or other ownership interest in either Company.

4.2 Authority and Due Execution.

(a) Parent has all necessary power, authority, right and full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform the obligations of Parent hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Parent is a party and the consummation by Parent of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Parent or to consummate the transactions contemplated hereby or thereby.

(b) No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. The vote or consent of Parent as the sole stockholder of each Seller and of each Seller as the sole stockholder of the applicable Company are the only votes or consents of the holders of any class or series of capital stock of either Seller or either Company necessary to approve this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(c) This Agreement and such Transaction Documents and the consummation by Parent of the transactions contemplated hereby or thereby have been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against it in accordance with their respective terms, subject, as to enforceability, to the Enforceability Exceptions.

4.3 Non-Contravention and Consents.

(a) The execution and delivery of this Agreement and each other Transaction Document by Parent do not, and the performance of this Agreement and each other Transaction Document by Parent will not, (i) conflict with or violate any organizational documents or bylaws of Parent; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Parent or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any obligation to which Parent is a party or by which Parent may be bound.

(b) Except as set forth on Schedule 2.4(b), no Consent under any Significant Contract is required to be obtained by Parent or any Affiliate of Parent in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or the consummation of the transactions contemplated hereby or thereby by Parent.

(c) No Consent of any Governmental Entity is required to be obtained or made by Parent or any Affiliate of Parent in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or the consummation of the transactions contemplated hereby or thereby by Parent.

4.4 Certain Contracts. Except as set forth on Schedule 4.4, neither Parent, nor any Affiliate of Parent, is indebted to either Company, nor is a Company indebted (or committed to make loans or advances or extend or guarantee credit) to any of them. Neither Parent, nor any Affiliate of Parent, has any direct or indirect ownership interest in (a) any Person with which a Company is Affiliated or with which a Company has a business relationship or (b) any Person that competes with either Company. Except as set forth on Schedule 4.4, neither Parent, nor any Affiliate of Parent, is, directly or indirectly, a party to or interested in any Contract with a Company or its Affiliates or any Contract in any manner relating to or in any way affecting Parent’s interests in the Companies.

4.5 Internal Controls. Parent has established and maintains a process of internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Management of Parent, under the supervision of its chief executive officer and its chief financial officer, evaluated the effectiveness of Parent’s internal control over financial reporting as of the end of the last fiscal period covered by the Financial Statements based on the framework in “Internal Control - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management of Parent has concluded that (a) there are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information to management and Parent’s board of directors or other governing body; (b) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting; and (c) Parent’s internal control over financial reporting is effective. Since the most recent evaluation of Parent’s internal control over financial reporting described above, there have been no changes in internal control over financial reporting that materially affected, or are reasonably likely to materially affect, Parent’s internal control over financial reporting.

4.6 Brokers’ and Finders’ Fees. Except for the fees and expenses payable to Focus LLC, which are payable solely by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Parent is a party or any transaction contemplated hereby or thereby.

4.7 Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent relating to the transactions contemplated by this Agreement or any of the other Transaction Documents.

4.8 Solvency. Neither Parent nor either Seller or either Company is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, Parent and its Affiliates (other than the Companies) (a) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liability on their debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in their business; and (c) will not have incurred and do not plan to incur debts beyond their ability to pay as they become absolute and matured.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers, the Companies and Parent as follows (with the understanding and acknowledgment that the Sellers, the Companies and Parent are relying on such representations and warranties in entering into and performing this Agreement):

5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

5.2 Authority and Due Execution.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer or to consummate the transactions contemplated hereby or thereby.

(b) This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject, as to enforceability, to the Enforceability Exceptions.

5.3 Non-Contravention and Consents.

(a) The execution and delivery of this Agreement and each other Transaction Document by Buyer does not, and the performance of this Agreement and each other Transaction Document by Buyer will not, (i) conflict with or violate any organizational documents or bylaws of Buyer or (ii) conflict with or violate any Applicable Laws.

(b) No Consent under any agreement to which a Buyer is a Party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by such Buyer or the consummation of the transactions contemplated hereby or thereby.

(c) No Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer or the consummation of the transactions contemplated hereby or thereby.

5.4 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that neither of the Companies or the Sellers nor Parent is making any representations or warranties whatsoever, express or implied, with respect to the assets and the business of the Companies beyond those expressly given by the Companies, the Sellers or Parent pursuant to ARTICLE II, ARTICLE III and ARTICLE IV, and Buyer acknowledges and agrees that, except for the representations and warranties contained in such Articles, the assets and the business of the Companies are being transferred pursuant to this Agreement on an “as is-where is” basis.

ARTICLE VI

COVENANTS

6.1 Release by Parent and Sellers. PARENT AND EACH SELLER HEREBY IRREVOCABLY, UNCONDITIONALLY AND FOREVER ACQUITS, RELEASES AND DISCHARGES EACH COMPANY (BUT NOT BUYER) AND EACH OF THEIR RESPECTIVE PAST, PRESENT OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, PARENTS, SUBSIDIARIES, AFFILIATES, ATTORNEYS, AGENTS, REPRESENTATIVES, PRINCIPALS, MEMBERS, PARTNERS, STOCKHOLDERS, SUCCESSORS, PREDECESSORS AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ANY AND ALL DEBTS, OBLIGATIONS, LOSSES, COSTS, PROMISES, COVENANTS, AGREEMENTS, CONTRACTS, ENDORSEMENTS, BONDS, CONTROVERSIES, SUITS, ACTIONS, CAUSES OF ACTION, RIGHTS, LIABILITIES, JUDGMENTS, SETTLEMENTS, CONTRIBUTIONS, ATTORNEYS’ FEES, INTEREST, DAMAGES, PUNITIVE DAMAGES, EXPENSES, CLAIMS, POTENTIAL CLAIMS, COUNTERCLAIMS, CROSS-CLAIMS, OR DEMANDS, IN LAW OR IN EQUITY, ASSERTED OR UNASSERTED, EXPRESS OR IMPLIED, FORESEEN OR UNFORESEEN, SUSPECTED OR UNSUSPECTED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, CONTINGENT OR VESTED, LIQUIDATED OR UNLIQUIDATED, OF ANY KIND OR NATURE OR DESCRIPTION WHATSOEVER, FROM THE BEGINNING OF TIME TO THE DATE HEREOF, THAT SELLER HAD, PRESENTLY HAS OR MAY HEREAFTER HAVE OR CLAIM OR ASSERT TO HAVE AGAINST ANY OF THE RELEASED PARTIES, EXCEPT FOR RIGHTS UNDER THIS AGREEMENT AND THE

OTHER TRANSACTION DOCUMENTS. THIS RELEASE IS INTENDED TO BE COMPLETE, GLOBAL AND ALL ENCOMPASSING AND SPECIFICALLY INCLUDES CLAIMS THAT ARE KNOWN, UNKNOWN, FIXED, CONTINGENT OR CONDITIONAL.

6.2 D&O Insurance. Parent will maintain a directors’ and officers’ liability insurance (the “D&O Policy”) in favor of Parent and each Person who is entitled to indemnification as a director, officer or employee of Parent (such Persons, together with Parent, the “Covered Persons”) for actions or circumstances occurring prior to and including the Closing for at least a 36-month period from the date hereof, which D&O Policy will provide coverage to the Covered Persons not less than the existing coverage under, and have other terms not materially less favorable than, the directors’ and officers’ liability insurance coverage presently maintained by Parent. Such D&O Policy will be on a “claims made” basis. If during such 36-month period (a) Parent institutes or consents to the institution of any proceeding under any Debtor Relief Law, (b) Parent makes an assignment for the benefit of creditors, (c) Parent applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, (d) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Parent, (e) any proceeding under any Debtor Relief Law relating to Parent or to all or any material part of its property is instituted without the consent of Parent or (f) Parent otherwise determines to alter the terms of its D&O Policy to provide coverage materially less favorable to the Covered Persons than the directors’ and officers’ liability insurance coverage presently maintained by Parent, Parent will purchase an extended reporting period endorsement under such D&O Policy (the “D&O Tail”) for the Covered Persons in a form acceptable to Buyer, which will provide the Covered Persons with coverage for 36 months from the date of purchase of the D&O Tail of not less than the existing coverage under, and have other terms not materially less favorable to, the Covered Persons than the directors’ and officers’ liability insurance coverage presently maintained by Parent.

6.3 Names and Trademarks. Parent, on behalf of itself and its Affiliates (other than the Companies), agrees that none of them will have any right to use, and will not use, any of the Trademarks listed on Schedule 2.13(e) from and after the Closing. Buyer, on behalf of itself, the Companies and their Affiliates, agrees that none of them will have any right to use, and will not use, the Allin name or any of the other Trademarks of Parent or its Affiliates (other than the Companies) set forth on Schedule 6.3 from and after the 60 th day after the Closing.

6.4 Tax Covenants and Agreements.

(a) With respect to any Consolidated Return and any Tax Return covering a Pre-Closing Tax Period with respect to either Company, Parent will cause such Tax Return to be prepared at Parent’s expense. Not later than 30 days prior to the due date (including any extension) for the filing of each such Tax Return (other than a Consolidated Return) (i) Parent will deliver a copy of such Tax Return to Buyer for its review and consent and (ii) not later than five days prior to the due date for the payment of Tax with respect to each such Tax Return, Parent will pay to Buyer the amount of any Indemnified Tax Losses with respect to any Tax Return.

(b) With respect to any Tax Return covering a Straddle Period with respect to either Company, Buyer will cause such Tax Return to be prepared. Not later than 30 days prior to the due date for the filing of each such Tax Return, Buyer will deliver a copy of such Tax Return to Parent for its review and consent. Not later than five days prior to the due date for the payment of Tax with respect to each such Tax Return, Parent will pay to Buyer the amount of any Indemnified Tax Losses with respect to such Tax Return.

(c) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date will be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Taxable years of either Company (and each partnership in which either Company is a partner) ended with (and included) the Closing Date; provided, that all exemptions, allowances, or deductions for the Straddle Period that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of either Company, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Parent and each Seller agrees that, if requested by Buyer, Parent and each Seller will join Buyer in making a timely, irrevocable and effective election under Section 338(h)(10) of the Code and any similar provision of state or local law (each, a “Section 338(h)(10) Election”) with respect to Buyer’s purchase of either or both of the Companies. To facilitate such election, at the Closing, Parent and each Seller shall deliver to Buyer IRS Forms 8023 or successor forms and any similar forms under state or local law (each a “Form 8023”) with respect to Buyer’s purchase of each of the Companies, which Forms 8023 shall have been duly executed by authorized persons on behalf of Parent and each Seller. If Buyer elects to make one or more Section 338(h)(10) Elections, prior to the due date thereof, Buyer shall (i) notify Parent by delivering a notice by October 15, 2009 in substantially the form attached hereto as Exhibit D signed by Dell Inc.’s chief tax officer, (ii) cause the applicable Form 8023 to be duly executed by an authorized person for Buyer; (iii) complete the schedules required to be attached thereto (including providing appropriate information for each entity for which Buyer elects to make a Section 338(h)(10) Election); (iv) provide a copy of the executed Form 8023 and schedules to Parent and each Seller; and (v) duly and timely file the Form 8023 as prescribed by Treasury Regulations Section 1.338(h)(10)-1 or applicable provision under state or local law. If Buyer elects to make a Section 338(h)(10) Election, the Companies, the Sellers and Parent will file all Tax Returns (such as IRS Form 8883 or any other forms or reports required to be filed pursuant to Section 338 of the Code or any comparable provisions of state or local law) and information reports in a manner consistent with the Tax Allocation, as finally determined, except as otherwise required by a final determination as defined in Section 1313 of the Code.

(e) Buyer and Parent shall use commercially reasonable efforts to agree upon an allocation of the Purchase Price among the Shares of each Company (the “Purchase Price Allocation”) within 90 days after the Closing Date, which allocation of the Purchase Price shall not allocate less than $6,300,000 nor more than $9,300,000 to the Shares of PA Company (such amounts to be appropriately adjusted to reflect any adjustments to the Purchase Price hereunder). If a Section 338(h)(10) Election is made, Buyer shall provide to Parent and each Seller an allocation of the Purchase Price and the liabilities of the relevant Company (plus other relevant items) among the assets of such Company pursuant to Section 338 of the Code and the regulations thereunder (the “Tax Allocation”), which Tax Allocation (i) shall be consistent with any agreed Purchase Price Allocation, or (ii) if the Purchase Price Allocation has not been agreed to by Buyer and Parent, shall be consistent with an allocation of not less than $6,300,000 nor more than $9,300,000 of the Purchase Price to the Shares of PA Company (such amounts to be appropriately adjusted to reflect any adjustments to the Purchase Price hereunder). Buyer shall adjust the Tax Allocation to reflect any adjustments to the Purchase Price hereunder and shall provide Parent and each Seller with a copy of the revised Tax Allocation.

(f) In the event that a Section 338(h)(10) Election is made, Buyer shall indemnify the Seller Parties for any Seller Incremental Tax Costs resulting from such Section 338(h)(10) Election; provided, that, the aggregate amount payable by Buyer pursuant to this Section 6.4(f) shall not exceed (i) $644,000 reduced by (ii) the amount of any Buyer Incremental Tax Costs for which the Buyer has not been indemnified by Seller. For the avoidance of doubt, any Tax Proceeding (or portion thereof) involving Seller Incremental Tax Costs shall be a Third Party Action governed by the provisions set forth in Section 8.2.

(g) Buyer and the Seller Parties will cooperate fully, and will cause the Companies to cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the estimation, computation or determination of any Incremental Taxes, (ii) the filing of Tax Returns pursuant to this Section 6.4 and (iii) any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request and at the other party’s cost and expense) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the conduct and control of any Tax Proceeding that is a Third Party Action will be governed by Section 8.2.

(h) Parent and the Sellers will be responsible for the payment of all transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (the “Transfer Taxes”).

6.5 Non-Solicitation and Non-Competition.

(a) (i) Parent and the Sellers acknowledge and agree that the proprietary information of the Companies includes confidential data pertaining to customers of the Companies, that such data and goodwill are valuable and unique assets of the

Companies’ business and that the success or failure of the Companies’ highly specialized business is dependent in large part upon the ability of the Companies and their Affiliates to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals that are specifically devised, refined, and adjusted to meet, satisfy, and coincide with the interests and requirements of such customers. Moreover, Parent and the Sellers acknowledge and agree that they are heavily identified with the goodwill of the Companies and their Affiliates, which goodwill Buyer is purchasing, and Parent and the Sellers are selling, in connection with Buyer’s purchase of the Companies and their assets. Therefore, for the duration of the Restricted Period, Parent and each Seller will not, and Parent will ensure that its Affiliates and any Person directly or indirectly controlling, controlled by, or under common control with Parent or any of its Affiliates will not, for any reason, individually or collectively or in conjunction with others, directly or indirectly: (A) solicit or encourage (or assist another in soliciting or encouraging) any Covered Customer to terminate such customer’s relationship with either Company or any of their Affiliates, (B) solicit or encourage (or assist another in soliciting or encouraging) any Covered Customer located anywhere within San Francisco, California or within 200 miles thereof or within Pittsburgh, Pennsylvania or within 120 miles thereof (the “Restricted Area”) to become a customer of Parent, a Seller or any other Person, if Parent, such Seller or such other Person offers products or services which are competitive with those offered by either Company, or (C) provide products or services that are competitive with those offered by either Company to a Covered Customer located anywhere within the Restricted Area to which either Company or any of their Affiliates provided such products or services; provided, however, that subsections (B) and (C) shall not restrict the activities of Parent or a Seller, their Affiliates or any Person directly or indirectly controlling, controlled by, or under common control with Parent or any of its Affiliates, with respect to any office of a Covered Customer that is located outside of the Restricted Area as long as the decision making by the Covered Customer with respect to such activities are made by person(s) whose primary office(s) are located outside the Restricted Area.

(ii) Parent and the Sellers acknowledge and agree that the success of the Companies’ business is dependent in large part upon the ability of the Companies and their Affiliates to attract, hire, and retain experienced and qualified employees. Moreover, Parent and the Sellers acknowledge and agree that the employees of the Companies and their Affiliates associate Parent and the Sellers with the goodwill of the Companies and their Affiliates, and Parent and the Sellers acknowledge and agree that they possess confidential information regarding the employees of the Companies and their Affiliates (such as compensation information, information regarding relative skills and abilities, etc.). Therefore, for the duration of the Restricted Period, Parent and the Sellers will not, and Parent will ensure that its Affiliates and any Person directly or indirectly controlling, controlled by or under common control with Parent or any of its Affiliates will not, for any reason, individually or collectively or in conjunction with others, on Parent’s own behalf or on behalf of any other Person, directly or indirectly: (A) solicit (or assist another in soliciting) the services of any Covered Employee of, or consultant or contractor then providing services full-time to, Buyer, either Company or any of their Affiliates; (B) solicit or encourage (or assist another in soliciting or encouraging) any

Covered Employee of, or consultant or contractor then providing services full-time to, Buyer, either Company or any of their Affiliates to terminate their employment or agency with Buyer, either Company or any of their Affiliates; or (C) hire or employ any Covered Employee of Buyer, either Company or any of their Affiliates.

(b) For the duration of the Restricted Period, Parent and the Sellers will not, and Parent will ensure that its Affiliates and any Person directly or indirectly controlling, controlled by or under common control with Parent or any of its Affiliates will not, anywhere within the Restricted Area, directly or indirectly manage, operate, control, participate in, engage in, or become interested in or connected with in any way with (including as a partner, stockholder, investor, owner, director, officer, employee, agent, or consultant), or lend any money to or guaranty any obligations of any Person that is engaged in the Business.

(c) Parent and the Sellers acknowledge and agree that damages alone would be an insufficient remedy for Buyer, the Companies and their Affiliates, and that Buyer, the Companies and their Affiliates would suffer irreparable injury, if Parent or a Seller violated this Section 6.5. Accordingly, Buyer, the Companies and their Affiliates, upon application to a court of competent jurisdiction, will be entitled to injunctive relief to enforce the provisions of this Section 6.5 in the event of any breach, or threatened breach, of its terms. The Seller Parties will reimburse Buyer, the Companies and their Affiliates for any costs and expenses (including reasonable legal fees) incurred by the Buyer, the Companies and their Affiliates in connection therewith. Buyer’s, the Companies’ and their Affiliates’ right to seek injunctive relief pursuant to this Section 6.5(c) will be in addition to any other remedies that they may have at law or in equity. If an action is brought to enforce the covenants in this Section 6.5, the prevailing party shall be entitled to recover its reasonable expenses of suit, including attorneys’ fees. No waiver of any violation of this Agreement will be implied from any failure by Buyer, the Companies or their Affiliates to take action under this Section 6.5(c).

(d) Although Buyer, the Companies, the Sellers and Parent understand and believe that the limitations as to time, geographical area, and scope of activity contained in this Section 6.5 are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Buyer, the Companies and their Affiliates, if a court of competent jurisdiction determines this is not the case, such limitations will be reformed to the extent necessary to make such limitations reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interest of Buyer, the Companies and their Affiliates.

6.6 Employee Matters.

(a) Effective as of the day immediately preceding the Closing Date, with respect to any Company Benefit Plan that either Company sponsors or in which any employees and/or service providers of one or both of the Companies participate or in which either Company has liability, the Companies have taken such action as necessary to terminate any such sponsorship and/or participation (except as may be required by Applicable Law) and, on and after such date, neither Company shall have any material liability, whether direct or indirect, contingent or otherwise, associated with any Company Benefit Plan; provided, however, that Buyer will cause a plan containing a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Buyer 401(k)

Plan”) to accept rollovers (but not rollover loans) from any Company Benefit Plan that is a 401(k) plan to the extent provided in such Buyer 401(k) Plan. Buyer has received evidence that such Company Benefit Plans and/or participation in such Company Benefit Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Boards of Directors of the Seller and the Companies

(b) As of the Closing, Buyer will provide the employees of the Companies who are employed by Buyer or one of its subsidiaries (including the Companies) after the Effective Time (the “Continuing Employees”) with comparable types and levels of employee benefits as those provided to similarly situated employees of Buyer pursuant to the terms of the employee benefit arrangements of Buyer (such arrangements the “Buyer Benefit Arrangements”). For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under the Buyer Benefit Arrangements (other than a defined benefit plan) and to the extent permitted by Applicable Law and subject to any applicable break in service or similar rule, Buyer will provide that the Continuing Employees will receive service credit under the Buyer Benefit Arrangements for their period of service with the Companies prior to the Closing except where doing so would cause a duplication of benefits. Buyer will use its commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Benefit Arrangements that are group health plans to be waived with respect to such Continuing Employees and their eligible dependents in accordance with applicable laws and will provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer Benefit Arrangements in which they are eligible to participate after the Closing Date; provided, however, that, as a precondition on Buyer’s obligation to provide such credit, the administrator of the relevant Buyer employee benefit plans will have first received from each affected Continuing Employee a complete and accurate listing of such expenses incurred by such Continuing Employee from the first day of the applicable plan year in which the Closing Date occurs through the date on which his or her participation in such Buyer plans commences. Nothing in this Section 6.6 will prevent Buyer from changing its compensation structure or employee benefit programs or obligate Buyer to provide any particular type or amount of compensation or benefits to any employee, including any Continuing Employee, or will be construed as resulting in any Continuing Employee being employed other than on an “at will” basis or as obligating Buyer to employ any Continuing Employee for any length of time following the Effective Time.

6.7 Filing of Satisfaction of Judgment. Within 60 days after the Closing Date, Parent will use its commercially reasonable efforts at Parent’s expense to cause the Acknowledgment of Satisfaction of Judgment related to the Judgment Lien, File No. 2001-0356858-00, filed on November 20, 2001 in Contra Costa County, California, evidencing Independent Electric Supply, Inc. as the secured party, to be recorded with Contra Costa County, California, and/or take such other actions as are necessary to cause such Judgment Lien to be released and discharged.

ARTICLE VII

CLOSING DELIVERIES

7.1 Closing Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered to Parent (or in the case of Section 7.1(a), to the applicable Key Employee) all of the following:

(a) A Non-Competition Agreement in substantially the form attached hereto as Exhibit E (the “Non-Competition Agreements”) executed by Buyer (or the applicable Affiliate of Buyer) with each of the employees listed on Exhibit F attached hereto (the “Key Employees”).

(b) A Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”) executed by Buyer (or the applicable Affiliate of Buyer).

(c) A memorandum of understanding between Buyer (or the applicable Affiliate of Buyer) and Parent (or the applicable Affiliate of Parent) (the “MOU”) executed by Buyer (or the applicable Affiliate of Buyer).

(d) Buyer’s (or the applicable Affiliate of Buyer) employment package (the “Employment Packages”) executed by Buyer (or the applicable Affiliate of Buyer) with each of the employees listed on Exhibit H attached hereto (the “Designated Employees”).

All other documents, instruments certificates or other items required to be delivered by Buyer under this Agreement will have been delivered.

7.2 Closing Deliveries of Parent, the Sellers and the Companies. At the Closing, Parent, the Sellers and the Companies will deliver or cause to be delivered to Buyer all of the following:

(a) Non-Competition Agreements executed by each of the Key Employees.

(b) The Transition Services Agreement executed by Parent (or the applicable Affiliate of Parent) and the Companies.

(c) The MOU executed by Parent (or the applicable Affiliate of Parent).

(d) The applicable Employment Packages executed by each of the Designated Employees.

(e) Written resignations from each director of each of the Companies and each Subsidiary, which resignations will be effective at the Closing and state that no Company or Subsidiary, nor Buyer is in any way indebted or obligated to the resigning party for termination pay, loans, advances or otherwise.

(f) Stock certificates representing all of the Shares duly endorsed for transfer to Buyer, and each filing, if any, necessary to implement such transfer.

(g) Certificates from the Secretary of State or other relevant authority from each jurisdiction in which a Company or a Subsidiary is organized or qualified to do business, as to such Company’s or Subsidiary’s good standing or subsistence and payment of all applicable Taxes.

(h) A certificate of non-foreign status of each Seller which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(i) Evidence of the release of the Companies and the Subsidiaries from each Parent Credit Facility as contemplated in the first sentence of Section 2.6.

All other documents, instruments, certificates or other items required to be delivered by the Companies, the Sellers and Parent and any other Persons (other than Buyer) under this Agreement will have been delivered.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Indemnification by Seller Parties. Subject to the provisions of this ARTICLE VIII, from and after the Closing, the Seller Parties, jointly and severally, agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Indemnified Losses. All materiality qualifications contained in Parent’s, the Sellers’ and/or the Companies’ representations and warranties made in ARTICLE II, ARTICLE III or ARTICLE IV of this Agreement or any other Transaction Document, including the term “Material Adverse Effect”, will be taken into account under this ARTICLE VIII solely for purposes of determining whether a breach or violation or such representation or warranty has occurred for which an indemnity obligation exists. All such materiality qualifications will be ignored and not given effect for purposes of determining the amount of any Indemnified Losses resulting from any such breach or violation.

(b) Indemnification by Buyer. Subject to the provisions of this ARTICLE VIII, from and after the Closing, Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses sustained, suffered or incurred by any of the Seller Indemnified Parties in connection with, or relative to, or arising out of (i) any breach or default by Buyer of any of its representations under this Agreement or any other Transaction Document (other than the Transition Services Agreement) executed in connection herewith, or (ii) any breach or default in the performance by either Company (solely with respect to covenants or agreements to be performed after the Closing) or Buyer of any of their covenants or agreements under this Agreement or any other Transaction Document (other than the Transition Service Agreement) executed in connection herewith (collectively, “Seller Indemnified Losses”).

8.2 Defense of Third Party Claims. An Indemnified Party entitled to indemnification under this ARTICLE VII will give prompt written notice to the other Party (the “Indemnifying Party”) of the commencement or assertion of any action, proceeding, demand, or claim by a third party in respect of which such Indemnified Party is entitled to indemnification hereunder (collectively, a

“Third Party Action”). Any failure so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this ARTICLE VIII unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. Except as otherwise provided herein, the Indemnifying Party will have the right to assume control of the defense of, settle, or otherwise dispose of such Third Party Action on such terms as it deems appropriate; provided, that:

(a) The Indemnified Party will be entitled, at its own expense, to participate in the defense of such Third Party Action (provided, that the Indemnifying Party will pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel will have been authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Action; (ii) the Indemnifying Party has not employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Action and, within a reasonable period of time after receipt of written notice from the Indemnifying Party of such dissatisfaction, the Indemnifying Party has neither addressed the Indemnified Party’s objections to such counsel nor engaged other counsel reasonably satisfactory to the Indemnified Party; or (iii) the Indemnified Party’s counsel will have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that (A) there is a conflict of interest that could be reasonably be expected make it inappropriate under applicable standards of professional conduct to have common counsel or (B) there are bona fide defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party;

(b) The Indemnifying Party will obtain the prior written approval of the Indemnified Party (i) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third Party Action or any liability in respect thereof or entailing any relief that is injunctive, equitable or non-monetary in nature against the Indemnified Party or (ii) in the event that the Indemnified Party is a Buyer Indemnified Party, before entering into or making any settlement, compromise, admission or acknowledgment entailing relief that exceeds the then remaining Indemnification Holdback Amount; provided, that in the case of subclause (ii), such written approval will not be unreasonably delayed or withheld if (1) the Seller Parties have acknowledged and admitted in writing to the Buyer Indemnified Parties that all Losses relating to such Third Party Action are Indemnified Losses for which the Seller Parties are solely liable pursuant to this ARTICLE VIII (including any amounts that would otherwise exceed the limits in Sections 8.6 and 8.7(a)) and (2) the Seller Parties have demonstrated to Buyer’s reasonable satisfaction that they have the financial means to pay all of such Indemnified Losses.

(c) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability; and

(d) The Indemnifying Party will not be entitled to control (but will be entitled to participate at its own expense in the defense of), and the Indemnified Party will be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Action (i) relating to any Tax to be collected from an Indemnified Party or an Affiliate of an Indemnified Party; (ii) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time after written notice has been provided to the Indemnifying Party thereof; (iii) as to which the Indemnifying Party does not promptly acknowledge and admit in writing to the Indemnified Party that all Losses relating to such Third Party Action are Indemnified Losses for which the Indemnifying Party is solely liable pursuant hereto; (iv) to the extent the Third Party Action seeks any relief against the Indemnified Party that is injunctive, equitable or non-monetary in nature or (v) in the event that the Indemnified Party is a Buyer Indemnified Party, as to which the requested damages and rewards exceed the then remaining Indemnification Holdback Amount unless the Seller Parties have acknowledged and admitted in writing to the Buyer Indemnified Parties that all Losses relating to such Third Party Action are Indemnified Losses for which the Seller Parties are solely liable pursuant to this ARTICLE VIII (including any amounts that would otherwise exceed the limits in Sections 8.6 and 8.7(a)), and the Seller Parties have demonstrated to Buyer’s reasonable satisfaction that they have the financial means to pay all of such Indemnified Loss.

The parties hereto will extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this ARTICLE VIII and, in connection therewith, will furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

8.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder that is not subject to Section 8.2 because no Third Party Action is involved, the Indemnified Party will notify the Indemnifying Party in writing, in the case of a Buyer Indemnified Party, of any Indemnified Losses that such Buyer Indemnified Party claims are subject to indemnification under the terms hereof or, in the case of a Seller Indemnified Party, of any Seller Indemnified Losses that such Seller Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in this ARTICLE VIII and in Section 9.1, the failure of the Indemnified Party to exercise promptness in such notification will not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

8.4 No Contribution or Circular Indemnification. Each of the Seller Parties hereby waives and releases any and all rights that it or any of its Affiliates may have under this Agreement or otherwise to assert claims of contribution against Buyer or the Companies. Notwithstanding anything to contrary contained herein or in any other Contract, effective as of the Closing, each of the Seller Parties also hereby waives and releases any and all rights that it may have under this Agreement, any other Transaction Document, any other Contract, any Charter Documents or otherwise for indemnification, contribution or reimbursement from Buyer or either Company with respect to any matter that gives rise to an Indemnified Loss.

8.5 Procedures for Claims; Payment of Indemnification Holdback Amount.

(a) Claims. Upon the making of any indemnification claim pursuant to this ARTICLE VIII, the remaining amount of the Indemnification Holdback Amount will be reduced by the amount necessary to satisfy and pay such claim (each such amount, a “Pending Claims Amount”), and Buyer will only thereafter distribute any Pending Claims Amounts in accordance with a Settlement Letter or a Final Court Order as provided in Section 8.5(b).

(b) Distributions. On the first anniversary of the Closing Date, Buyer will distribute to the Sellers an amount equal to (i) the Indemnification Holdback Amount, minus (b) the amount, if any, retained by Buyer and subtracted from the Indemnification Holdback Amount pursuant to Section 1.6(d), minus (c) all Indemnified Losses to which Buyer is entitled pursuant to a Settlement

Letter or a Final Court Order and minus (d) all Pending Claims Amounts that have not been previously resolved pursuant to a Settlement Letter or a Final Court Order. Buyer will only distribute a Pending Claims Amount in accordance with a letter executed by Buyer and Parent settling in full the claim related to such Pending Claims Amount (a “Settlement Letter”) or a final, non-appealable judgment of a court of competent jurisdiction finally determining the amount, if any, of Indemnified Losses to which a Buyer Indemnified Party is entitled for the claim related to such Pending Claims Amount (a “Final Court Order”).

8.6 Minimum Loss. Except with respect to (a) claims for fraud or intentional or knowing misrepresentation pursuant to Section 9.3, (b) claims for breaches of any representations and warranties contained in Section 2.1 (Organizational Matters), Section 2.2 (Capital Structure), Section 2.3 (Authority and Due Execution), Section 2.10 (Taxes), Section 2.12 (Employee Benefit Plans), Section 2.13 (Intellectual Property and Related Matters), Section 2.14(e) (Assets), Section 2.17 (Environmental Matters), Section 3.1 (Owner of Shares), Section 3.2 (Authority and Due Execution), Section 4.1 (Owner of Shares) and Section 4.2 (Authority and Due Execution) (the “Excluded Representations”), (c) Indemnified Tax Losses, (d) Parent Liabilities, (e) the amount that Buyer is entitled to receive pursuant to Section 1.6(d)(x) to the extent not paid by Parent or a Seller and (f) claims for breaches or defaults by either Company (solely with respect to covenants or agreements to be performed at or prior to the Closing), either Seller or Parent of any of their covenants or agreements under this Agreement, (i) the Seller Parties will only be obligated to indemnify the Buyer Indemnified Parties pursuant to this ARTICLE VIII for Indemnified Losses by offsetting against the Indemnification Holdback Amount pursuant to Section 8.5 and (ii) the Buyer Indemnified Parties will not be entitled to be indemnified for any Indemnified Losses unless and until the aggregate amount of all Indemnified Losses (exclusive of amounts described in clause (b) of this Section 8.6) exceeds $150,000 (the “Minimum Loss”); provided, that (x) the amounts described in clauses (a) and (c) through (f) of this Section 8.6 will be included with the amount of any other Indemnified Losses (other than amounts described in clause (b) of this Section 8.6) for purposes of determining whether the Minimum Loss has been exceeded, and (y) after the Minimum Loss is exceeded, the Buyer Indemnified Parties will be entitled to be paid the entire amount of any Indemnified Losses, including the Minimum Loss, subject to the limitations on recovery set forth in this Agreement.

8.7 Additional Indemnification Limits.

(a) Except with respect to Indemnified Representation Losses that relate to or arise out of breaches of any representations and warranties contained in Section 2.1 (Organizational Matters), Section 2.2 (Capital Structure), Section 2.3 (Authority and Due Execution), Section 3.1 (Owner of Shares), Section 3.2 (Authority and Due Execution), Section 4.1 (Owner of Shares) and Section 4.2 (Authority and Due Execution), the maximum amount of Indemnified Representation Losses for which the Seller Parties will be obligated to indemnify the Buyer Indemnified Parties pursuant to this ARTICLE VIII will be an amount equal to the Purchase Price.

(b) Except with respect to Seller Indemnified Losses that relate to or arise out of breaches of any representations and warranties contained in Section 5.1 (Organization and Standing) and Section 5.2 (Authority and Due Execution), the maximum amount of Seller Indemnified Losses set forth in Section 8.1(b)(i) for which Buyer will be obligated to indemnify the Seller Indemnified Parties pursuant to this ARTICLE VIII will be an amount equal to the Purchase Price.

(c) If any claims for indemnification relating to any single matter or series of reasonably related or reasonably similar matters results in aggregate Losses that do not exceed $2,500, such Losses shall not be eligible for indemnification under this ARTICLE VIII and shall not be considered in the calculation of the Minimum Loss.

8.8 Tax Treatment. For all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this ARTICLE VIII as an adjustment to the Purchase Price.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein will be fully effective notwithstanding any investigations conducted by any Party or for and on behalf of any Party, or of any information or knowledge any Party may have, in each case prior to, at or after the execution of this Agreement. Each of the representations and warranties made by Parent, the Sellers or the Companies in this Agreement or any other Transaction Document (other than the Transition Services Agreement) will survive the Closing as provided below. The representations and warranties of Parent, the Sellers and the Companies set forth in this Agreement or any other Transaction Document (other than the Transition Services Agreement) will terminate at 11:59 p.m. (Eastern time) on the first anniversary of the Closing Date; provided, that such time limitation will not apply to any of the following claims or to an Indemnified Party’s rights to recover on such claims, and any representations and warranties relating thereto will survive until the date that is 60 days after the expiration of the applicable statute of limitations: (a) claims for fraud or intentional misrepresentation pursuant to Section 9.3 and (b) claims for breaches of any representations and warranties contained in the Excluded Representations. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination will affect any claim for a breach of a representation or warranty that was asserted before the date of termination. Each of the covenants and agreements contained in this Agreement and each other Transaction Document will survive the Closing indefinitely.

9.2 Further Actions. After the Closing Date, each of the parties will execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by any of the other parties in order to give effect to the transactions contemplated by this Agreement.

9.3 No Waiver Relating to Claims for Fraud. The liability of any Party under ARTICLE VIII will be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions or intentional or knowing misrepresentation. None of the provisions set forth in this Agreement, including the provisions set forth in Section 9.1 and ARTICLE VIII, will be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions or intentional or knowing misrepresentation, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud or intentional or knowing misrepresentation; (b) the time period during which a claim for fraud or intentional or knowing misrepresentation may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud or intentional or knowing misrepresentation; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.3, nor any reference to this Section 9.3 throughout this Agreement, will be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.

9.4 Amendment and Modification. This Agreement may not be amended, modified or waived except by an instrument in writing signed by Buyer and Parent, and any such amendment, modification or waiver will be binding on all Parties.

9.5 Waiver of Compliance. Any failure by Buyer, on the one hand, or the Companies (prior to Closing), the Sellers or Parent, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third party beneficiaries set forth in Section 9.8), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Entity making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.7 Expenses and Obligations. Each Party will bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that the Seller Parties will pay all Company Transaction Costs; provided, further, that in the event of a dispute between the Parties in connection with this Agreement and the transactions contemplated hereby, each of the Parties agrees that the prevailing Party will be entitled to reimbursement by the non-prevailing Parties of reasonable legal fees and expenses incurred in connection with any action or proceeding.

9.8 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Parties will be third party beneficiaries of the indemnification rights set forth in ARTICLE VIII, entitled to enforce such rights as if they were a party hereto.

9.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered by hand, sent by facsimile, mailed by registered or certified mail (return receipt requested) or sent by a nationally recognized overnight courier to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

If to Buyer or a Company, to:

c/o Dell International Incorporated

One Dell Way

Round Rock, Texas 78682

Attention:	Janet Wright
Facsimile:	(512) 728-0587

and

Copy to Treasurer at same address.

with a required copy to (which copy will not constitute notice):

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention:	Robert B. Little
Facsimile:	(214) 999-7931

If to Parent or a Seller, to:

Allin Corporation

381 Mansfield Avenue

Pittsburgh, Pennsylvania 15220

Attention:	Richard W. Talarico, CEO and President
Facsimile:	(412) 928-0225

with required copies to (which copies will not constitute notice):

Eckert Seamans Cherin & Mellott, LLC

600 Grant Street, 44th Floor

Pittsburgh, Pennsylvania 15219

Attention:	Bryan D. Rosenberger
Facsimile:	(412) 566-6099

and

Eckert Seamans Cherin & Mellott, LLC

10 Bank Street, Suite 1061

White Plains, New York 10606

Attention:	Briar McNutt
Facsimile:	(914) 949-5424

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed given (a) on the date of delivery, if delivered by hand; (b) on the date of receipt, if sent by facsimile but if after 5:00 p.m., then the next Business Day; (c) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested; and (d) one Business Day after the date of sending, if sent by a nationally recognized overnight courier.

9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.11 Entire Agreement. This Agreement (which term will be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.

9.12 Public Announcements.

(a) Parent and the Sellers will not, and will cause their Affiliates not to, issue any press release or other public statements with respect to this Agreement or the transactions contemplated hereby without the express prior written approval of Buyer; provided, that Parent may issue press releases or other public statements required by Applicable Law, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case Parent will, to the extent practicable, promptly inform Buyer in writing in advance of such compelled disclosure and provide Buyer with reasonable opportunity to review and comment on any such disclosure).

(b) Buyer will, to the extent practicable, provide Parent with reasonable opportunity to review and comment on any press release or other public statements to be made by Buyer with respect to this Agreement or the transactions contemplated hereby prior to the public disclosure of any such press release or other public statement.

9.13 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would cause the laws of any other jurisdiction to apply.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE STATE OF DELAWARE (AND IN THE EVENT THERE IS NO BASIS FOR FEDERAL JURISDICTION, THEN THE SUPERIOR COURT OF THE STATE OF DELAWARE) SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING WILL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.9 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW WILL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties, whether by operation of law or otherwise. Any assignment in violation of the foregoing will be null and void; provided, that upon notice to the other Parties, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof. In the event of such an assignment, the provisions of this Agreement will inure to the benefit of and be binding on Buyer’s assigns.

9.15 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

9.16 Time of the Essence. Time is of the essence with respect to all time periods set forth herein.

9.17 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that draft it is of no application and is hereby expressly waived.

(b) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and will be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein will include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time will refer to Austin, Texas time.

(c) Disclosure of an item in reference to a particular section of the schedules to this Agreement shall relate to and constitute disclosure with respect to only the corresponding section of this Agreement, except to the extent the applicability of such disclosure to another section of this Agreement is readily apparent on its face. If there is any inconsistency between the statements in the body of this Agreement and those in the schedule, the statements in the body of this Agreement will control. The mere listing (or inclusion of a copy) of a document or other item in a schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

(d) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the Parties hereto covenant and agree that no amount will be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Purchase Price or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated by this Agreement.

(e) All references in this Agreement to “$” or “dollar” means United States dollars.

(f) The phrases “have been provided or made available to Buyer,” “provided to Buyer” and phrases of similar import mean that Parent has made the material or information subject of such phrase available to Buyer in the online data room maintained for purposes of the transactions contemplated by this Agreement or that such material or information has been included as part of the forms, reports and other documents Parent has filed or furnished with the SEC (to the extent publicly available on the SEC’s EDGAR website).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of Buyer, the Companies, the Sellers and Parent has each caused this Agreement to be executed by or on behalf of such Person, all as of the date first written above.

BUYER:

DELL MARKETING USA L.P.
By:	Dell Marketing USA GP L.L.C., its general partner

By:	/s/ Brian P. MacDonald
Name:	Brian P. MacDonald
Title:	Vice President and Treasurer

COMPANIES:

ALLIN CORPORATION OF CALIFORNIA

By:	/s/ Richard W. Talarico
Name:	Richard W. Talarico
Title:	Chairman & CEO

ALLIN CONSULTING OF PENNSYLVANIA, INC.

By:	/s/ Richard W. Talarico
Name:	Richard W. Talarico
Title:	Chairman & CEO

SIGNATURE PAGE FOR

STOCK PURCHASE AGREEMENT

SELLERS:

ALLIN INVESTMENT – CAL, INC.

By:	/s/ Richard W. Talarico
Name:	Richard W. Talarico
Title:	Chairman & CEO

ALLIN INVESTMENT - DELAWARE, INC.

By:	/s/ Richard W. Talarico
Name:	Richard W. Talarico
Title:	Chairman & CEO

PARENT:

ALLIN CORPORATION

By:	/s/ Richard W. Talarico
Name:	Richard W. Talarico
Title:	Chairman & CEO

SIGNATURE PAGE FOR

STOCK PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS

The following terms will have the following meanings in this Agreement:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” is defined in the first paragraph of this Agreement.

“Applicable Laws” means all laws, statutes, constitutions, treaties, directives, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or Parent, either Company or either Seller believes is reasonably likely to have, jurisdiction over either Company or any Subsidiary or the businesses, operations, properties or assets of either Company or any Subsidiary, as they may be in effect on or prior to the Closing.

“Business” means Parent’s and its Affiliates’ business of providing Microsoft focused information technology consulting and systems integration services as currently conducted and as conducted since September 30, 2008.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas or the State of New York are authorized by law to close.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer 401(k) Plan” is defined in Section 6.6(a).

“Buyer Benefit Arrangements” is defined in Section 6.6(a).

“Buyer Incremental Tax Costs” means the sum of (a) the amount of any Incremental Taxes imposed on any of the Buyer Parties, and (b) any reasonable costs incurred by the Buyer Parties of defending any Tax Proceeding related to any Incremental Taxes asserted against any of the Buyer Parties.

“Buyer Indemnified Parties” means Buyer, each Company, each Subsidiary and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer, each Company or any Subsidiary and each member of an ERISA Group in which Buyer is a member (other than Parent and its Affiliates).

“Buyer Parties” means Buyer, the Companies and the Subsidiaries.

“CA Common Stock” is defined in Section 2.2(a)(i).

“CA Company” is defined in the first paragraph of this Agreement.

“CA Seller” is defined in the first paragraph of this Agreement.

“Charter Documents” is defined in Section 2.1(c).

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of ARTICLE I.

“Closing Adjustment Amount” is defined in Section 1.5.

“Closing Date” is defined in Section 1.8.

“Closing Date Balance Sheet” is defined in Section 1.5.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements will be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” and “Companies” are each defined in the first paragraph of this Agreement.

“Company Benefit Plans” is defined in Section 2.12(a).

“Company Charter Documents” is defined in Section 2.1(b).

“Company Intellectual Property” is defined in Section 2.13(b).

“Company Leased Real Property” is defined in Section 2.14(c).

“Company Owned Intellectual Property” is defined in Section 2.13(b).

“Company Real Property Lease” is defined in Section 2.18.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by either Company or any Subsidiary in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that Company Transaction Costs shall not include any amounts incurred by the Companies or the Subsidiaries after the date of this Agreement.

“Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, interfaces and related systems.

“Confidentiality Agreement” means the mutual confidentiality agreement #04040218 dated April 1, 2004 between Dell Inc. and Parent.

“Consents” means all consents, approvals, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, and all consents, waivers and approvals of third Persons.

“Consolidated Group” means any affiliated, consolidated, combined or unitary group with respect to any Taxes of which each of (a) a Company or a Subsidiary and (b) Parent or a direct or indirect subsidiary of Parent (other than a Company or a Subsidiary), is or was a member prior to the Closing Date.

“Consolidated Return” means a Tax Return of or with respect to a Consolidated Group.

“Continuing Employees” is defined in Section 6.6(a).

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Copyrights” is defined in the definition of Intellectual Property in this Exhibit A.

“Covered Customer” means (a) any Person who was a customer of the Business or either Company or a Subsidiary at any time during Parent’s direct or indirect ownership of the Shares and (b) the customers and prospective customers of either Company or a Subsidiary that associate Parent or the Sellers with the goodwill of either Company.

“Covered Employee” means any Person who is or was an employee of Buyer, either Company, any Subsidiary or any of Buyer’s, the Companies’ or a Subsidiary’s Affiliates (other than Parent and its Affiliates other than the Companies and the Subsidiaries) at any time during: (a) Parent’s direct or indirect ownership of the Shares or (b) the Restricted Period; provided, however, that any Person that, as of a particular date, has not been an employee of Buyer, either Company, any Subsidiary or any of Buyer’s, the Companies’ or a Subsidiary’s Affiliates (other than Parent and its Affiliates other than the Companies and the Subsidiaries) for a 12-consecutive-month period or more is not a Covered Employee as of that date.

“Covered Person” is defined in Section 6.2.

“Current Assets” means, as of 11:59 p.m. (Eastern time) on the date immediately prior to the Closing Date, the amount set forth on the “current assets” line item of a balance sheet for the Companies and their consolidated Subsidiaries as determined in accordance with GAAP; provided, that any amounts that would otherwise be set forth on the “deferred tax assets” line item of a balance sheet of the Companies and their consolidated Subsidiaries as determined in accordance with GAAP will be excluded from Current Assets for purposes of the calculation of Net Working Capital.

“Current Liabilities” means, as of 11:59 p.m. (Eastern time) on the date immediately prior to the Closing Date, the amount set forth on the “current liabilities” line item of a balance sheet for the Companies and their consolidated Subsidiaries as determined in accordance with GAAP; provided, that any amounts that would otherwise be set forth on the “deferred tax liabilities” line item of a balance sheet of the Companies and their consolidated Subsidiaries as determined in accordance with GAAP will be excluded from Current Liabilities for purposes of the calculation of Net Working Capital.

“D&O Policy” is defined in Section 6.2.

“D&O Tail” is defined in Section 6.2.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deficiency Amount” is defined in Section 1.6(d).

“Designated Employees” is defined in Section 7.1(d).

“Employee Benefit Plan” means the following, whether written or oral and regardless of whether voluntarily sponsored or mandatorily sponsored pursuant to the Applicable Laws of any Governmental Entity: (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or fringe benefit plan or program; (e) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance, change in control or incentive plan, agreement or arrangement; (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave; or (g) each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described previously in the foregoing clauses (a) through (f).

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

“Employment Packages” is defined in Section 7.1(d).

“Enforceability Exceptions” is defined in Section 2.3(b).

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (a) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) analogous laws and regulations implemented in the European Union, its member states, and any other country in which either Company conducts business. Without limiting the foregoing, “Environmental Law” also means all Applicable Laws relating to or pertaining to extended producer responsibility requirements for packaging and electrical and electronic equipment, including European Union member state rules and legislation implementing (a) EU Directive 94/62/EC on packaging and packaging waste, as amended; (b) EU Directive 2002/96/EC on waste electrical and electronic equipment (WEEE), as amended; and (c) EU Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (RoHS), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with either Company, any Subsidiary or other subsidiary within the meaning of Section 414 of the Code.

“Exchange Act” is defined in Section 4.5.

“Excluded Representation” is defined in Section 8.6.

“FCPA” is defined in Section 2.8.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Final Adjustment Amount” is defined in Section 1.6(d).

“Final Balance Sheet” is defined in Section 1.6(a).

“Final Court Order” is defined in Section 8.5(b).

“Financial Statements” is defined in Section 2.5(a).

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“Form 8023” is defined in Section 6.4(d).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” is defined in Section 2.4(c).

“Hazardous Material” means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any Environmental Law; or (g) any other substance that under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.

“Incremental Taxes” means the amount, if any, of all incremental federal, state and local income Taxes imposed on the Seller Parties, on the one hand, or the Buyer Parties, on the other hand, for the taxable period ending on the Closing Date, compared to the federal, state and local income Taxes that would have been imposed on such entities for such period in the absence of any Section 338(h)(10) Election, in each case, after taking into account any applicable net operating losses or other tax attributes available to such entities to reduce such Taxes.

“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Companies and the Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of a Company or a Subsidiary for the payment of the purchase price of property or assets purchased; (c) all obligations of a Company or a Subsidiary to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of a Company or a Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of a Company or a Subsidiary; (e) any payment obligation of a Company or a Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on any Shares or property owned by a Company or a Subsidiary, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of a Company or a Subsidiary in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid; and (i) all obligations of a Company or a Subsidiary, whether interest bearing or otherwise, owed to Parent and/or its Affiliates; provided, that Indebtedness will not include any of the foregoing that is solely between the Companies or the Subsidiaries.

“Indemnification Holdback Amount” is defined in Section 1.4.

“Indemnified Losses” means (a) all Indemnified Representation Losses; (b) all Indemnified Tax Losses; (c) if elected by Buyer, the amount that Buyer is entitled to receive pursuant to Section 1.6(d)(x); and (d) all Losses sustained, suffered or incurred by any of the Buyer Indemnified Parties in connection with, or relative to, or arising out of (i) any breach or default by either Company (solely with respect to covenants or agreements to be performed at or prior to the Closing) or any Seller Party of any of their covenants or agreements under this Agreement or any other Transaction Document (other than the Transition Services Agreement) executed in connection herewith, or (ii) the business, operations or liabilities of Parent and its Affiliates (other than the Companies and the Subsidiaries), including the Parent Equity Plans and any Transaction Bonuses (collectively, the “Parent Liabilities”).

“Indemnified Parties” means Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

“Indemnified Representation Losses” means any and all Losses sustained, suffered or incurred by any of the Buyer Indemnified Parties in connection with, or related to, or arising out of any breach or default by either Company or any Seller Party of any of its representations or warranties under this Agreement or any other Transaction Document (other than the Transition Services Agreement). Notwithstanding the foregoing, Indemnified Representation Losses will not include Indemnified Tax Losses.

“Indemnified Tax Losses” means any and all Losses sustained, suffered or incurred by any of the Buyer Indemnified Parties in connection with, or related to, or arising out of any and all Taxes (a) imposed on or with respect to any Consolidated Group (or member thereof) or Consolidated Return; (b) imposed on either Company or any Subsidiary or for which any of the foregoing may otherwise be liable for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.4(c)); (c) resulting from a breach of the representations and warranties set forth in Section 2.10 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or covenants set forth in Section 6.4; (d) of any member of an affiliated, consolidated, combined or unitary group of which either Company or any Subsidiary (or any predecessor of either Company or any Subsidiary) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law; (e) of any other Person for which either Company or any Subsidiary is or has been liable as a transferee or successor, by contract or otherwise; (f) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of the Parent Equity Plans or Transaction Bonuses or any payments made to any Seller Party pursuant to this Agreement; or (g) that are Transfer Taxes; provided, that (i) no such Tax will constitute an Indemnified Tax Loss to the extent such Tax was included as a liability in the determination of Net Working Capital on the Final Balance Sheet and (ii) Buyer Incremental Tax Costs shall constitute Indemnified Tax Losses only to the extent such Buyer Incremental Tax Costs exceed (A) $644,000 reduced by (B) the amount of any payments made by Buyer pursuant to Section 6.4(f).

“Indemnifying Party” is defined in Section 8.2.

“Information Security Incident” means any theft or unauthorized Processing, loss, use, disclosure or acquisition of, or access to, Personally Identifiable Information.

“Intellectual Property” means all intellectual property or proprietary rights whether arising under the laws of the United States or of any other jurisdiction, including: (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates and the like (“Patents”); (b) trademarks, service marks, trade dress, logos, slogans, and all identifiers of source, including all goodwill therein, and any and all common law rights, and registrations and applications for registration thereof, and all rights therein, all rights in trade names, fictitious business names (d/b/a’s), URL’s and domain names and applications and registrations therefor (“Trademarks”); (c) copyrights and works of authorship in any media (including computer programs, Software, databases and compilations, files, applications, Internet site content, and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing (“Copyrights”); (d) Trade Secrets; (e) published and unpublished works of authorship, whether copyrightable or not (including databases and any compilations or information); (f) all unregistered design rights and registered industrial designs and any registrations and applications therefor throughout the world; (g) Moral Rights; (h) Software; (i) proprietary and confidential information, including technical data, customer and supplier lists and data; (j) databases, data compilations and collections and technical data; and (k) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools.

“IP Restrictions” is defined in Section 2.13(b).

“Knowledge of Parent” means the actual knowledge after reasonable inquiry of the executive officers of Parent, each Seller and each Company and any other officer of Parent, either Seller or either Company having primary responsibility for the matter in question.

“Legal Proceeding” is defined in Section 2.9.

“Level 4 Merchant” means an entity that processes fewer than 20,000 e-commerce transactions and fewer than 1,000,000 transactions involving payment cards regardless of acceptance channel.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments and other burdens, options or encumbrances of any kind.

“Long-Term Liabilities” means long-term liabilities of the Companies and their consolidated Subsidiaries determined in accordance with GAAP.

“Losses” means all damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and expenses (including court costs, reasonable attorneys’ fees and other expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding).

“Major Customer(s)” means any customer of either Company or any Subsidiary party to a Significant Contract and in any case the top 20 customers of the Companies and the Subsidiaries based on the amount of collections and billings of the Companies and the Subsidiaries during the 12-month period ended on the date hereof.

“Major Supplier(s)” means any supplier of goods or services to either Company or any Subsidiary party to a Significant Contract.

“Material Adverse Effect,” when used with respect to a Company and its Subsidiaries, means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or could reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in such Company’s historical consolidated financial statements) materially adverse to (a) the operations, licenses, permits, rights, privileges, assets, liabilities, financial condition, results of operations or capitalization of a Company or a Subsidiary or (b) the ability of Parent, a Company or a Seller to consummate any transaction contemplated by this Agreement or any other Transaction Document; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Material Adverse Effect (A) any Company Transaction Costs, (B) any natural disaster, act of terrorism, military action or war (whether or not declared), (C) changes in the markets or industries in which either Company or a Subsidiary conducts business and (D) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, except in the case of clause (C) or (D) to the extent a Company or a Subsidiary suffers a disproportionately adverse impact from such adverse change or effect as compared to other businesses in the same market or industry.

“Minimum Loss” is defined in Section 8.6.

“Moral Rights” means any right to be associated with the authority of any work or creation, to protect the integrity of any work or creation, to claim authorship to any work or creation, or to object to any distortion, mutilation, or other modification or other derogatory action in relation to any work or creation, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a so-called “moral right.

“MOU” is defined in Section 7.1(c).

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Non-Competition Agreements” is defined in Section 7.1(a).

“Objection Notice” is defined in Section 1.6(b).

“Open Source Materials” is defined in Section 2.13(h).

“PA Common Stock” is defined in Section 2.2(a)(i).

“PA Company” is defined in the first paragraph of this Agreement.

“PA Seller” is defined in the first paragraph of this Agreement.

“Parent” is defined in the first paragraph of this Agreement.

“Parent Credit Facilities” means (a) that certain Loan and Security Agreement, dated October 1, 1998, among Allin Communications Corporation; Allin Interactive Corporation, Allin Digital Imaging Corp., Kent Consulting Group, Inc., Netright, Inc., Allin Holdings Corporation, KCS Computer Services, Inc. and S&T BANK; as amended by the First Amendment to Note and Loan and Security Agreement, dated March 25, 1999; the Second Amendment to Note and Loan and Security Agreement, dated September 30, 1999; the Third Amendment to Loan and Security Agreement, dated September 28, 2001; the Fourth Amendment to Note and Loan and Security Agreement, dated September 26, 2005; the Fifth Amendment to Loan and Security Agreement, dated September 26, 2005; the Sixth Amendment to Loan and Security Agreement, dated September 6, 2006; the Seventh Amendment to Loan and Security Agreement, dated June 28, 2007; and the Eighth Amendment to Loan and Security Agreement, dated May 16, 2008; and as modified by the Letter Agreement, dated May 28, 2003; the Change in Terms Agreement, dated June 30, 2003; the Change in Terms Agreement, dated September 6, 2006; the Change in Terms Agreement, dated September 17, 2007; and the Change in Terms Agreement, dated May 16, 2008; and (b) that certain Business Loan Agreement, dated December 20, 2007, among Parent, PA Company, CA Company, Allin Holdings Corporation, Allin Interactive Corporation, Allin Network Products, Inc., Codelab Technology Group, Inc. and S&T BANK; as modified by the Change in Terms Agreement, dated May 16, 2008.

“Parent Equity Plan” means any Contract, including any plan or arrangement, under which any officer, employee, director or agent of either Company or any Subsidiary has or may have any right, title or interest in any capital stock or other securities of Parent or any of its Affiliates, or any option, warrant, call, right, commitment, arrangement or undertaking obligating Parent or any of its Affiliates to issue, deliver or sell any capital stock or other security, or creates any obligation based on or derived from the value of such capital stock or other security.

“Parent Liabilities” is defined in the definition of Indemnified Losses in this Exhibit A.

“Parent SEC Documents” means each report, statement, schedule, prospectus, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2005 and prior to the date of this Agreement.

“Party” means each of Parent, the Sellers, the Companies and Buyer.

“Patents” is defined in the definition of Intellectual Property in this Exhibit A.

“Pay-Off Letter” is defined in Section 2.6.

“Pending Claims Amount” is defined in Section 8.5(a).

“Permits” is defined in Section 2.7(b).

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet past due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Companies for obligations that are not yet past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to leased real property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such leased real property or the continuation of the business conducted by the Companies; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of the Companies in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of either Company’s leasehold estate in the leased real property and do not materially and adversely affect, impair or interfere with the use by either Company of any property affected thereby; and (f) utility easements, to serve or serving the leased real property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by either Company or any Subsidiary and which are used or held for use in their business or operations as of the Closing Date.

“Personally Identifiable Information” means any information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number, identification number, health or medical information (including medical account numbers), any other unique identifier or one or more factors specific to an individual’s physical, physiological, mental, economic, cultural or social identity).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Privacy Laws” means: (a) all applicable international, federal, state, and local laws, rules, regulations and governmental requirements relating to the privacy, confidentiality or security of Personally Identifiable Information, including the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing o personal data and on the free movement of such data Official Journal L 281, 23/11/1995 p. 0031-0050; and (b) all applicable industry standards that the Companies are either obligated or have represented in this Agreement that they have implemented concerning privacy, data protection, confidentiality or information security, including the Payment Card Industry Data Security Standard and any other similar standards.

“Process” or “Processing” means any operation or set of operations performed upon Personally Identifiable Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or disposal.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” is defined in Section 1.2.

“Purchase Price Allocation” is defined in Section 6.4(e).

“Referee” is defined in Section 1.6(b).

“Referee Report” is defined in Section 1.6(b).

“Registered Intellectual Property” is defined in Section 2.13(a).

“Released Parties” is defined in Section 6.1.

“Restricted Area” is defined in Section6.5(a)(i).

“Restricted Period” means the period beginning on the date hereof and ending on January 8, 2013.

“Schedules” means the Schedules attached hereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338(h)(10) Election” is defined in Section 6.4(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Incremental Tax Costs” means the sum of (a) the amount of any Incremental Taxes imposed on any of the Seller Parties, (b) any reasonable costs incurred by any of the Seller Parties of defending any Tax Proceeding related to any Incremental Taxes asserted against any of the Seller Parties, and (c) the incremental amount of any federal, state and local income Taxes imposed on any of the Seller Parties as a result of the receipt of a payment from Buyer pursuant to Section 6.4(f).

“Seller Indemnified Losses” is defined in Section 8.1(b).

“Seller Indemnified Parties” means Parent, the Sellers, and each officer, director, employee, consultant, stockholder, and Affiliate of Parent (other than the Companies and the Subsidiaries) and each member of an ERISA Group in which Seller is a member.

“Seller Parties” means Parent, CA Seller and PA Seller.

“Settlement Letter” is defined in Section 8.5(b).

“Shares” means all of the issued and outstanding capital stock or other equity interests in each Company.

“Significant Contract” is defined in Section 2.18.

“Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” and “Subsidiaries” are each defined in Section 2.1(c).

“Subsidiary Charter Documents” is defined in Section 2.1(c).

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability of either Company or any Subsidiary for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group whereby liability of such Company or Subsidiary for the payment of such amounts was determined or taken into account with reference to the liability of any other Person for any period; and (c) any liability of either Company or any Subsidiary with respect to the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

“Tax Allocation” is defined in Section 6.4(e).

“Tax Items” is defined in Section 2.10(a).

“Tax Proceeding” is defined in Section 6.4(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Action” is defined in Section 8.2.

“Trade Secrets” means any trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions, and marketing information.

“Trademarks” is defined in the definition of Intellectual Property in this Exhibit A.

“Transaction Bonus” is defined in Section 2.2(b).

“Transaction Documents” means this Agreement and all other documents to be executed by any of the parties to this Agreement in connection with the consummation of the transactions contemplated in this Agreement.

“Transfer Taxes” is defined in Section 6.4(h).

“Transition Services Agreement” is defined in Section 7.1(b).

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States.